UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Apartment Investment and Management Company
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4582 SOUTH ULSTER STREET, SUITE 1100

DENVER, COLORADO 80237

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On April 30, 2012

You are cordially invited to attend the 2012 Annual Meeting of Stockholders (the “Meeting”) of APARTMENT INVESTMENT AND MANAGEMENT COMPANY (“Aimco” or the “Company”) to be held on Monday, April 30, 2012, at 12:30 p.m. at Aimco’s corporate headquarters, 4582 S. Ulster Street, Suite 1100, Denver, CO 80237, for the following purposes:

1. To elect seven directors, for a term of one year each, until the next Annual Meeting of Stockholders and until their successors are elected and qualify;

2. To ratify the selection of Ernst & Young LLP, to serve as independent registered public accounting firm for the Company for the fiscal year ending December 31, 2012;

3. To conduct an advisory vote on executive compensation; and

4. To transact such other business as may properly come before the Meeting or any adjournment(s) thereof.

Only stockholders of record at the close of business on February 22, 2012, will be entitled to notice of, and to vote at, the Meeting or any adjournment(s) thereof.

We are again pleased to take advantage of Securities and Exchange Commission (“SEC”) rules that allow issuers to furnish proxy materials to their stockholders on the Internet. We believe these rules allow us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our Meeting.

On or about March 14, 2012, we intend to mail our stockholders a notice containing instructions on how to access our 2012 proxy statement (the “Proxy Statement”) and Annual Report on Form 10-K for the year ended December 31, 2011, and vote online. The notice also provides instructions on how you can request a paper copy of these documents if you desire, and how you can enroll in e-delivery. If you received your annual materials via email, the email contains voting instructions and links to these documents on the Internet.

WHETHER OR NOT YOU EXPECT TO BE AT THE MEETING, PLEASE VOTE AS SOON AS POSSIBLE TO ENSURE THAT YOUR SHARES ARE REPRESENTED.

BY ORDER OF THE BOARD OF DIRECTORS

Lisa R. Cohn
Secretary

March 6, 2012

Important Notice Regarding the Availability of Proxy Materials for

Aimco’s Annual Meeting of Stockholders to be held on April 30, 2012.

This Proxy Statement and Aimco’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, are available free of charge at the following website: www.edocumentview.com/aiv.

APARTMENT INVESTMENT AND MANAGEMENT COMPANY

4582 SOUTH ULSTER STREET, SUITE 1100

DENVER, COLORADO 80237

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 30, 2012

The Board of Directors (the “Board”) of Apartment Investment and Management Company (“Aimco” or the “Company”) has made these proxy materials available to you on the Internet, or, upon your request, has delivered printed versions of these materials to you by mail. We are furnishing this Proxy Statement in connection with the solicitation by our Board of proxies to be voted at our 2012 Annual Meeting (the “Meeting”). The Meeting will be held on Monday, April 30, 2012, at 12:30 p.m. at Aimco’s corporate headquarters located at 4582 South Ulster Street, Suite 1100, Denver, Colorado 80237, and at any and all adjournments or postponements thereof.

Pursuant to rules adopted by the SEC, we are providing access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to each stockholder entitled to vote at the Meeting. The mailing of such Notice is scheduled to begin on or about March 14, 2012. All stockholders will have the ability to access the proxy materials over the Internet and request to receive a printed copy of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, the Notice includes instructions on how stockholders may request proxy materials in printed form by mail or electronically by email on an ongoing basis.

This solicitation is made by mail on behalf of Aimco’s Board. Costs of the solicitation will be borne by Aimco. Further solicitation of proxies may be made by telephone, fax or personal interview by the directors, officers and employees of the Company and its affiliates, who will not receive additional compensation for the solicitation. The Company has retained the services of Eagle Rock Proxy Advisors, for an estimated fee of $3,500, plus out-of-pocket expenses, to assist in the solicitation of proxies from brokerage houses, banks, and other custodians or nominees holding stock in their names for others. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to stockholders.

Holders of record of the Class A Common Stock of the Company (“Common Stock”) as of the close of business on the record date, February 22, 2012 (the “Record Date”), are entitled to receive notice of, and to vote at, the Meeting. Each share of Common Stock entitles the holder to one vote. At the close of business on the Record Date, there were 121,183,032 shares of Common Stock issued and outstanding.

Whether you are a “stockholder of record” or hold your shares through a broker or nominee (i.e., in “street name”) you may direct your vote without attending the Meeting in person.

If you are a stockholder of record, you may vote via the Internet by following the instructions on the Notice. If you request printed copies of the proxy materials by mail, you may also vote by signing and submitting your proxy card and returning by mail or by submitting your vote by telephone. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), you should indicate your name and title or capacity.

If you are the beneficial owner of shares held in street name, you may be eligible to vote your shares electronically over the Internet or by telephone by following the instructions on the Notice. If you request printed copies of the proxy materials by mail, you may also vote by signing the voter instruction card provided by your bank or broker and returning it by mail. If you provide specific voting instructions by mail, telephone or the Internet, your shares will be voted by your broker or nominee as you have directed.

The persons named as proxies are officers of Aimco. All proxies properly submitted in time to be counted at the Meeting will be voted in accordance with the instructions contained therein. If you submit your proxy without voting instructions, your shares will be voted in accordance with the recommendations of the Board. Proxies may be revoked at any time before voting by filing a notice of revocation with the Corporate Secretary of the Company, by filing a later dated proxy with the Corporate Secretary of the Company or by voting in person at the Meeting.

You are entitled to attend the Meeting only if you were an Aimco stockholder or joint holder as of the Record Date or you hold a valid proxy for the Meeting. If you are not a stockholder of record but hold shares in street name, you should provide proof of beneficial ownership as of the Record Date, such as your most recent account statement prior to February 22, 2012, a copy of the voting instruction card provided by your broker, trustee or nominee, or other similar evidence of ownership.

The principal executive offices of the Company are located at 4582 South Ulster Street, Suite 1100, Denver, Colorado 80237.

PROPOSAL 1:

ELECTION OF DIRECTORS

Pursuant to Aimco’s Articles of Restatement (the “Charter”) and Amended and Restated Bylaws (the “Bylaws”), directors are elected at each annual meeting of stockholders and hold office for one year, and until their successors are duly elected and qualify. Aimco’s Bylaws currently authorize a Board consisting of not fewer than three nor more than nine persons. The Board currently consists of seven directors.

The nominees for election to the Board selected by the Nominating and Corporate Governance Committee of the Board and proposed by the Board to be voted upon at the Meeting are:

James N. Bailey Terry Considine Thomas L. Keltner J. Landis Martin	Robert A. Miller Kathleen M. Nelson Michael A. Stein

Messrs. Bailey, Considine, Keltner, Martin, Miller, and Stein and Ms. Nelson were elected to the Board at the last Annual Meeting of Stockholders. Messrs. Bailey, Keltner, Martin, Miller, and Stein and Ms. Nelson are not employed by, or affiliated with, Aimco, other than by virtue of serving as directors of Aimco. Unless authority to vote for the election of directors has been specifically withheld, the persons named in the accompanying proxy intend to vote for the election of Messrs. Bailey, Considine, Keltner, Martin, Miller, and Stein and Ms. Nelson to hold office as directors for a term of one year until their successors are elected and qualify at the next Annual Meeting of Stockholders. All nominees have advised the Board that they are able and willing to serve as directors.

If any nominee becomes unavailable for any reason (which is not anticipated), the shares represented by the proxies may be voted for such other person or persons as may be determined by the holders of the proxies (unless a proxy contains instructions to the contrary). In no event will the proxy be voted for more than seven nominees.

In an uncontested election at the meeting of stockholders, any nominee to serve as a director of the Company will be elected if the director receives a vote of the majority of votes cast, which means that the number of shares voted “for” a director exceeds the number of votes “against” that director. With respect to a contested election, a plurality of all the votes cast at the meeting of stockholders will be sufficient to elect a director. If a nominee who currently is serving as a director receives a greater number of “against” votes for his or her election than votes “for” such election (a “Majority Against Vote”) in an uncontested election, Maryland law provides that the director would continue to serve on the Board as a “holdover director.” However, under Aimco’s Bylaws, any nominee for election as a director in an uncontested election who receives a Majority Against Vote is obligated to tender his or her resignation to the Nominating and Corporate Governance Committee of the Board for consideration. The Nominating and Corporate Governance Committee will consider any resignation and recommend to the Board whether to accept it. The Board is required to take action with respect to the Nominating and Corporate Governance Committee’s recommendation.

Brokers holding shares of record for customers generally are not entitled to vote on certain matters unless they receive voting instructions from their customers. If you are a beneficial owner of shares and do not provide your broker, as stockholder of record, with voting instructions, your broker has the authority under applicable stock market rules to vote those shares for or against “routine” matters at its discretion. Where a matter is not considered routine, including the election of the board of directors, shares held by your broker will not be voted (a “broker non-vote”) absent specific instruction from you, which means your shares may go unvoted and not affect the outcome if you do not specify a vote.

For purposes of the election of directors, abstentions or broker non-votes as to the election of directors will not be counted as votes cast and will have no effect on the result of the vote. Unless instructed to the contrary in the proxy, the shares represented by the proxies will be voted FOR the election of the seven nominees named above as directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

EACH OF THE SEVEN NOMINEES.

PROPOSAL 2:

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The firm of Ernst & Young LLP, the Company’s independent registered public accounting firm for the year ended December 31, 2011, was selected by the Audit Committee to act in the same capacity for the fiscal year ending December 31, 2012, subject to ratification by Aimco’s stockholders. The aggregate fees billed for services rendered by Ernst & Young LLP during the years ended December 31, 2011 and 2010, are described below under the caption “Principal Accountant Fees and Services.”

Representatives of Ernst & Young LLP will be present at the Meeting and will be given the opportunity to make a statement if they so desire and to respond to appropriate questions.

The affirmative vote of a majority of the votes cast regarding the proposal is required to ratify the selection of Ernst & Young LLP. Abstentions or broker non-votes will not be counted as votes cast and will have no effect on the result of the vote on the proposal. Unless instructed to the contrary in the proxy, the shares represented by the proxies will be voted FOR the proposal to ratify the selection of Ernst & Young LLP to serve as independent registered public accounting firm for the Company for the fiscal year ending December 31, 2012.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF

THE SELECTION OF ERNST & YOUNG LLP.

PROPOSAL 3:

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires that we provide our stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC. Aimco’s proxy statement for the 2011 annual meeting of stockholders contained a proposal for stockholders to indicate whether they would prefer that we conduct advisory votes on executive compensation once every one, two, or three years. The Board recommended that stockholders vote “for” an annual advisory vote on executive compensation, as it would allow our stockholders to provide timely, direct input on the Company’s executive compensation philosophy, policies and practices as disclosed in the proxy statement each year. A majority of stockholders voted “for” an annual advisory vote on executive compensation. Accordingly, the Board has decided it will include an advisory vote on executive compensation at each annual meeting of stockholders until the next required advisory vote on frequency of stockholder votes on executive compensation, which will occur no later than the 2017 annual meeting of stockholders.

As described in detail under the heading “Compensation Discussion & Analysis,” we seek to closely align the interests of our named executive officers with the interests of our stockholders. Our compensation programs are designed to reward our named executive officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total stockholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.

Highlights of the program include the following:

•

Members of the Compensation and Human Resources Committee are independent directors. The Committee has established a thorough process for the review and approval of Aimco’s executive compensation program, including amounts awarded to executive officers. The Committee engaged and received advice from an independent, third-party compensation consultant. The Committee selected a peer group of companies for the purpose of comparing Aimco’s compensation for executive officers.

•

Aimco sets target total cash compensation and target total compensation near the median of corresponding targets among the peer group. Consistent with Aimco’s “pay for performance” philosophy, actual compensation is based on Aimco’s results and individual performance. For example, for performance year 2009, the named executives’ total compensation was less than target and less than the peer median due to Aimco’s results. Aimco performed well in 2010, and in contrast to 2009, executive officers were awarded annual cash incentive compensation and long-term incentive compensation amounts that were above target amounts.

•

Aimco had a solid year of performance in 2011, and as a result, executive officers were awarded annual cash incentive compensation amounts that were above target amounts, and long-term incentive compensation amounts that were at target amounts. Aimco’s 2011 performance highlights include the following:

•	Aimco’s total same-store net operating income (“NOI”) was up 5.9% in 2011.

•

While Aimco’s same store NOI in 2011 trailed the peer average of 6.7%, Aimco’s NOI growth for the past two, three and five year periods, inclusive of 2011 results, exceeded peer averages. In addition, Aimco was only one of two in its peer group to report positive NOI growth in 2010.

•

Aimco continued to improve its portfolio in 2011. Average rents of $1,143 in Aimco’s conventional portfolio were 9% above those of 2010. Aimco sold 25 conventional properties with average rents of $649, and 35 affordable properties with average rents of $653, and continued to increase the percentage of its overall portfolio in conventional properties. Aimco exceeded its 2011 goals around property sales, accelerating into 2011 a number of sales that had been scheduled to close in 2012 or beyond.

•

Aimco continued to simplify its business in 2011, lowering costs. Aimco closed six public partnership mergers in 2011, and another seven in early 2012. Aimco continued to sell its asset-managed portfolio, and in February 2012, entered into an agreement to transfer asset management of the remainder of this portfolio, and to sell its non-controlling interests in the portfolio to the new asset manager upon satisfaction of certain conditions and regulatory approvals. Aimco expects the sale of this asset-managed portfolio to close in 2012, at which time Aimco will have liquidated all of its legacy asset management business.

•

Aimco continued to lower costs in 2011. In 2011, Aimco’s gross off-site costs were 9% lower than 2010, and 54% lower than 2008. These lower costs are primarily due to Aimco’s simplification of its business and adjustments in scale. For example, at December 31, 2011, Aimco’s owned real estate portfolio consisted of 370 properties and Aimco’s fee-managed portfolio consisted of 148 properties, for a total portfolio of 518 properties. At December 31, 2010, Aimco’s owned real estate portfolio consisted of 447 properties and Aimco’s fee-managed portfolio consisted of 321 properties, for a total portfolio of 768 properties, and at December 31, 2008, Aimco’s owned real estate portfolio consisted of 599 properties and Aimco’s fee-managed portfolio consisted of 393 properties, for a total portfolio of 992 properties.

•

Aimco’s on-site costs declined by 1.5% in 2011. By comparison, on-site costs for Aimco’s peers increased by approximately 1%, and the Consumer Price Index (“CPI”) increased by 3.1%. Over the past six years, Aimco’s on-site costs have increased by 5%. By comparison, over the same period, on-site costs for Aimco’s peers have increased by 13.4% on average, and the CPI increased by 14.5%.

•

Aimco continued to improve its balance sheet in 2011. Aimco refinanced more than $600 million of property debt maturing in 2012-2015 at rates averaging 4.9%. In addition, Aimco closed on a forty-year loan to finance the redevelopment of its Pacific Bay Vistas property in San Bruno, California. In 2011, Aimco closed on a new $500 million revolving credit facility to replace its then-existing $300 million facility; the new credit facility has an extended term and lower borrowing cost than the previous facility. At year end, Aimco had no outstanding borrowings on the revolving credit facility, and available capacity was $469.5 million, net of $30.5 million of letters of credit backed by the facility.

•

Aimco’s Board of Directors declared a cash dividend of $0.18 per share on its Class A Common Stock for the quarter ended December 31, 2011, which is a 50% increase compared to the $0.12 per share dividend paid for the prior four quarters. Aimco expects to pay quarterly dividends at the increased rate during 2012. Aimco increased its cash dividend by 20% from 2010 to 2011.

•

While Aimco’s one-year total stockholder return underperformed the MSCI US REIT Index and the S&P 500 Total Return Index, Aimco’s three-year total stockholder return outperformed the MSCI US REIT Index and the S&P 500 Total Return Index.

•

Mr. Considine’s total compensation is highly variable from year to year, determined by Aimco’s results. Mr. Considine’s total compensation has fluctuated in the last ten years from a low of $1.75 million to a high of $4.9 million, with an average of $3.52 million, and in some years was comprised of little or no cash compensation.

•

Aimco’s compensation programs, which, among other things, include caps on cash compensation, shared performance metrics across the organization, multiple performance metrics, the use of long-term incentive compensation that is based in part on total stockholder return, and stock ownership guidelines with required holding periods after vesting, are aligned with the long-term interests of the Company.

•	Aimco does not provide any perquisites or change in control benefits to the named executive officers that are not available to other non-executive employees.

•	Aimco does not maintain or contribute to any defined benefit pension, supplemental pension plan or nonqualified deferred compensation plan for its executive officers.

•	Aimco does not maintain any employment or severance agreements with its executive officers (other than for Mr. Considine).

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC.

The vote is advisory, which means that the vote is not binding on the Company, our Board or the Compensation and Human Resources Committee of the Board. To the extent there is any significant vote against our named executive officer compensation as disclosed in this proxy statement, the Compensation and Human Resources Committee will evaluate whether any actions are necessary to address the concerns of stockholders.

In order to be approved at the Meeting, Proposal 3 must receive the affirmative vote of a majority of the total votes cast at the Annual Meeting. Abstentions and broker non-votes are not considered votes cast and will have no effect on the outcome of the vote.

We are asking the Company’s stockholders to approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2012 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion & Analysis, the 2011 Summary Compensation Table and the other related tables and disclosure.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF

THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS,

AS DISCLOSED IN THIS PROXY STATEMENT.

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

The executive officers of the Company and the nominees for election as directors of the Company, their ages, dates they were first elected an executive officer or director, and their positions with the Company or on the Board are set forth below.

Name	Age	First Elected	Position

Terry Considine	64	July 1994	Chairman of the Board and Chief Executive Officer

John E. Bezzant	49	January 2011	Executive Vice President, Transactions

Lisa R. Cohn	43	December 2007	Executive Vice President, General Counsel and Secretary

Miles Cortez	68	August 2001	Executive Vice President and Chief Administrative Officer

Patti K. Fielding	48	February 2003	Executive Vice President & Treasurer

Ernest M. Freedman	41	November 2009	Executive Vice President and Chief Financial Officer

Keith M. Kimmel	40	January 2011	Executive Vice President, Property Operations

Daniel S. Matula	46	January 2011	Executive Vice President, Redevelopment and Construction Services

James N. Bailey	65	June 2000	Director, Chairman of the Nominating and Corporate Governance Committee

Thomas L. Keltner	65	April 2007	Director

J. Landis Martin	66	July 1994	Director, Chairman of the Compensation and Human Resources Committee, Lead Independent Director

Robert A. Miller	66	April 2007	Director

Kathleen M. Nelson	66	April 2010	Director

Michael A. Stein	62	October 2004	Director, Chairman of the Audit Committee

The following is a biographical summary of the current directors and executive officers of the Company.

Terry Considine.    Mr. Considine has been Chairman of the Board and Chief Executive Officer since July 1994. Mr. Considine also serves on the board of directors of Intrepid Potash, Inc., a publicly held producer of potash, and, until its acquisition in early 2009, Mr. Considine served as Chairman of the Board and Chief Executive Officer of American Land Lease, Inc. Mr. Considine has over 40 years of experience in the real estate and other industries. Among other real estate ventures, in 1975, Mr. Considine founded and managed the predecessor companies that became Aimco at its initial public offering in 1994.

John E. Bezzant.    Mr. Bezzant was appointed Executive Vice President, Transactions in January 2011. He joined Aimco as Senior Vice President-Development in June 2006. Mr. Bezzant is responsible for portfolio management and analytics, disposition and acquisition activities, and asset management of the affordable portfolio. Prior to joining the Company, Mr. Bezzant spent over 20 years with Prologis, Inc. and Catellus Development Corporation in a variety of executive positions, including those with responsibility for transactions, fund management, asset management, leasing, and operations.

Lisa R. Cohn.    Ms. Cohn was appointed Executive Vice President, General Counsel and Secretary in December 2007. In addition to serving as general counsel, Ms. Cohn has responsibility for insurance and risk management, human resources, compliance and asset management. From January 2004 to December 2007, Ms. Cohn served as Senior Vice President and Assistant General Counsel. She joined Aimco in July 2002 as Vice President and Assistant General Counsel. Prior to joining the Company, Ms. Cohn was in private practice with the law firm of Hogan & Hartson LLP with a focus on public and private mergers and acquisitions, venture capital financing, securities and corporate governance.

Miles Cortez.    Mr. Cortez was appointed Executive Vice President and Chief Administrative Officer in December 2007. He is responsible for administration, government relations, communications and special projects. Mr. Cortez joined Aimco in August 2001 as Executive Vice President, General Counsel and Secretary. Prior to joining the Company, Mr. Cortez was the senior partner of Cortez Macaulay Bernhardt & Schuetze LLC, a Denver, Colorado law firm, from December 1997 through September 2001. He served as president of the Colorado Bar Association from 1996 to 1997 and the Denver Bar Association from 1982 to 1983.

Patti K. Fielding.    Ms. Fielding was appointed Executive Vice President — Securities and Debt in February 2003 and Treasurer in January 2005. She is responsible for debt financing and the treasury department. From January 2000 to February 2003, Ms. Fielding served as Senior Vice President — Securities and Debt. Ms. Fielding joined the Company as a Vice President in February 1997. Prior to joining the Company, Ms. Fielding was with Hanover Capital from 1996 to 1997, and from 1993 to 1995 she was Vice Chairman, Senior Vice President and Co-Founder of CapSource Funding Corp. She was also a Group Vice President with Duff & Phelps Rating Company from 1987 to 1993 and a commercial real estate appraiser with American Appraisal for three years.

Ernest M. Freedman.    Mr. Freedman was appointed Executive Vice President and Chief Financial Officer in November 2009. Mr. Freedman joined Aimco in 2007 as Senior Vice President of Financial Planning and Analysis and served as Senior Vice President of Finance from February 2009 to November 2009, responsible for financial planning, tax, accounting and related areas. From 2004 to 2007, Mr. Freedman served as Chief Financial Officer of HEI Hotels and Resorts. From 2000 to 2004, Mr. Freedman was at GE Real Estate in a number of capacities, including operations controller and finance manager for investments and acquisitions. From 1993 to 2000, Mr. Freedman was with Ernst & Young, LLP, including one year as a senior manager in the real estate practice. Mr. Freedman is a certified public accountant.

Keith M. Kimmel.    Mr. Kimmel was appointed Executive Vice President of Property Operations in January 2011. From September 2008 to January 2011, Mr. Kimmel served as the Area Vice President of property operations for the western region. Prior to that, from March 2006 to September 2008, he served as the Regional Vice President of property operations for California. He joined Aimco in March of 2002 as a Regional Property Manager. Prior to joining Aimco, Mr. Kimmel was with Casden Properties from 1998 through 2002, and was responsible for the operation of the new construction and high-end product line. Mr. Kimmel began his career in the multi-family real estate business in 1992 as a leasing consultant and on-site manager.

Daniel S. Matula.    Mr. Matula was appointed Executive Vice President of Redevelopment and Construction in January 2011. He joined Aimco as Senior Vice President of Redevelopment in January 2006. Mr. Matula oversees redevelopment, construction services, capital management, energy, service and quality and procurement. Prior to joining Aimco, from 2005 to 2006, Mr. Matula served as Senior Vice President of Development for Triad Partners, a private medical office development company headquartered in Irvine, CA. From 2000 to 2005, Mr. Matula served as Senior Vice President of Construction Services for Catellus Development Corporation.

James N. Bailey.    Mr. Bailey was first elected as a Director of the Company in June 2000 and is currently Chairman of the Nominating and Corporate Governance Committee and a member of the Audit and Compensation and Human Resources Committees. Mr. Bailey co-founded Cambridge Associates, LLC, an investment consulting firm, in 1973 and currently serves as its Senior Managing Director and Treasurer. He is also a co-founder, director and treasurer of The Plymouth Rock Company, and a director of SRB Corporation, Inc. and Homeowners Direct Company, all three of which are insurance companies and insurance company affiliates. Mr. Bailey is a member of the Massachusetts Bar and the American Bar Associations. Mr. Bailey, a long-time entrepreneur, brings particular expertise to the Board in the areas of investment and financial planning, capital markets, evaluation of institutional real estate markets and managers of all property types.

Thomas L. Keltner.    Mr. Keltner was first elected as a Director of the Company in April 2007 and is currently a member of the Audit, Compensation and Human Resources, and Nominating and Corporate Governance Committees. Mr. Keltner served as Executive Vice President and Chief Executive Officer — Americas and Global Brands for Hilton Hotels Corporation from March 2007 through March 2008, which concluded the transition period following Hilton’s acquisition by The Blackstone Group. Mr. Keltner joined Hilton Hotels Corporation in 1999 and served in various roles. Mr. Keltner has more than 20 years of experience in the areas of hotel development, acquisition, disposition, franchising and management. Prior to joining Hilton Hotels Corporation, from 1993 to 1999, Mr. Keltner served in several positions with Promus Hotel Corporation, including President, Brand Performance and Development. Before joining Promus Hotel Corporation, he served in various capacities with Holiday Inn Worldwide, Holiday Inns International and Holiday Inns, Inc. In addition, Mr. Keltner was President of Saudi Marriott Company, a division of Marriott Corporation, and was a management consultant with Cresap, McCormick and Paget, Inc. Mr. Keltner brings particular expertise to the Board in the areas of property operations, marketing, branding, development and customer service.

J. Landis Martin.    Mr. Martin was first elected as a Director of the Company in July 1994 and is currently Chairman of the Compensation and Human Resources Committee. Mr. Martin is also a member of the Audit and Nominating and Corporate Governance Committees and serves as the Lead Independent Director of Aimco’s Board. Mr. Martin is the Founder and Managing Director of Platte River Ventures LLC, a private equity firm. In November 2005, Mr. Martin retired as Chairman and CEO of Titanium Metals Corporation, a publicly held integrated producer of titanium metals, where he served since January 1994. Mr. Martin served as President and CEO of NL Industries, Inc., a publicly held manufacturer of titanium dioxide chemicals, from 1987 to 2003. Mr. Martin is also a director of Crown Castle International Corporation, a publicly held wireless communications company, Halliburton Company, a publicly held provider of products and services to the energy industry, and Intrepid Potash, Inc., a publicly held producer of potash. As a former chief executive of four NYSE-listed companies, Mr. Martin brings particular expertise to the Board in the areas of operations, finance and governance.

Robert A. Miller.    Mr. Miller was first elected as a Director of the Company in April 2007 and is currently a member of the Audit, Compensation and Human Resources, and Nominating and Corporate Governance Committees. Mr. Miller served as the President of Marriott Leisure from 1997 to November 2011 when Marriott International elected to spin-off its subsidiary entity, Marriott Ownership Resorts Inc., by forming a new parent entity, Marriott Vacations Worldwide Corporation (“MVWC”) which is a new publicly held company. Mr. Miller serves as Executive Vice President and Chief Operating Officer, International, of MVWC. Prior to his role as President of Marriott Leisure, from 1984 to 1988, Mr. Miller served as Executive Vice President & General Manager of Marriott Vacation Club International and then as its President from 1988 to 1997. In 1984, Mr. Miller and a partner sold their company, American Resorts, Inc., to Marriott. Mr. Miller co-founded American Resorts, Inc. in 1978, and it was the first business model to encompass all aspects of timeshare resort development, sales, management and operations. Prior to founding American Resorts, Inc., from 1972 to 1978, Mr. Miller was Chief Financial Officer of Fleetwing Corporation, a regional retail and wholesale petroleum company. Prior to joining Fleetwing, Mr. Miller served for five years as a staff accountant for Arthur Young & Company. Mr. Miller is past Chairman and currently a director of the American Resort Development Association (“ARDA”) and currently serves as Chairman and director of the ARDA International Foundation. As a successful real estate entrepreneur and corporate executive, Mr. Miller brings particular expertise to the Board in the areas of operations, management, marketing, sales, and development, as well as finance and accounting.

Kathleen M. Nelson.    Ms. Nelson was first elected as a Director of the Company in April 2010 and is currently a member of the Audit, Compensation and Human Resources, and Nominating and Corporate Governance Committees. Ms. Nelson has an extensive background in commercial real estate and financial services with over 40 years of experience including 36 years at TIAA-CREF. She held the position of Managing Director/Group Leader and Chief Administrative Officer for TIAA-CREF’s mortgage and real estate division. Ms. Nelson developed and staffed TIAA’s real estate research department. She retired from this position in December 2004 and founded and serves as president of KMN Associates LLC, a commercial real estate investment advisory and consulting firm. In 2009, Ms. Nelson co-founded and serves as Managing Principal of Bay Hollow Associates, LLC, a commercial real estate consulting firm, which provides counsel to institutional investors. Ms. Nelson served as the International Council of Shopping Centers’ chairman for the 2003-04 term and has been an ICSC Trustee since 1991. She also is the chairman of the ICSC Audit Committee and is a member of various other committees. Ms. Nelson serves on the Board of Directors of CBL & Associates Properties, Inc., which is a publicly held REIT that develops and manages retail shopping properties. Ms. Nelson is also on the Board of Directors and a member of the Risk Committee of Dime Community Bankshares, Inc., a publicly traded bank holding company, based in Brooklyn, New York. She is a member of Castagna Realty Company Advisory Board and has served as an advisor to the Rand Institute Center for Terrorism Risk Management Policy and on the board of the Greater Jamaica Development Corporation. Ms. Nelson serves on the Advisory Board of the Beverly Willis Architectural Foundation and is a member of the Anglo American Real Property Institute. Ms. Nelson brings to the Board particular expertise in the areas of real estate finance and investment.

Michael A. Stein.    Mr. Stein was first elected as a Director of the Company in October 2004 and is currently the Chairman of the Audit Committee. Mr. Stein is also a member of the Compensation and Human Resources and Nominating and Corporate Governance Committees. From January 2001 until its acquisition by Eli Lilly in January 2007, Mr. Stein served as Senior Vice President and Chief Financial Officer of ICOS Corporation, a biotechnology company based in Bothell, Washington. From October 1998 to September 2000, Mr. Stein was Executive Vice President and Chief Financial Officer of Nordstrom, Inc. From 1989 to September 1998, Mr. Stein served in various capacities with Marriott International, Inc., including Executive Vice President and Chief Financial Officer from 1993 to 1998. Mr. Stein previously served on the Boards of Directors of Nautilus, Inc. and Getty Images, Inc. He presently serves on the Board of Directors of Providence Health & Services, a not-for-profit health system operating hospitals and other health care facilities across Alaska, Washington, Montana, Oregon and California. As the former audit committee chairman or audit committee member of two NYSE-listed companies, the former chief financial officer of two NYSE-listed companies and a former partner at Arthur Andersen, Mr. Stein brings particular expertise to the Board in the areas of corporate and real estate finance, and accounting and auditing for large and complex business operations.

CORPORATE GOVERNANCE MATTERS

Richard S. Ellwood

Richard S. Ellwood served on the Board until his untimely passing on December 29, 2011. Mr. Ellwood was first elected as an Aimco Director in July 1994. He served on the Audit, Compensation and Human Resources, and Nominating and Corporate Governance Committees. Mr. Ellwood was the founder and President of R.S. Ellwood & Co., Incorporated, which he operated as a real estate investment banking firm through 2004. Prior to forming his firm, Mr. Ellwood had over thirty years experience on Wall Street as an investment banker. As one of the first real estate investment bankers, Mr. Ellwood brought particular expertise to Aimco in real estate finance through corporate securities in both public and private markets as well as in direct property financings through mortgage placements, limited partnerships and joint ventures. Mr. Ellwood was a valued and much appreciated colleague, who served and cared for Aimco for 18 years. He was a warm-hearted and enjoyable partner who gave us important insights with sincerity and humor. Aimco is deeply saddened by the passing of our dear friend.

Independence of Directors

The Board has determined that to be considered independent, an outside director may not have a direct or indirect material relationship with Aimco or its subsidiaries (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). A material relationship is one that impairs or inhibits — or has the potential to impair or inhibit — a director’s exercise of critical and disinterested judgment on behalf of Aimco and its stockholders. In determining whether a material relationship exists, the Board considers all relevant facts and circumstances, for example, whether the director or a family member is a current or former employee of the Company, family member relationships, compensation, business relationships and payments, and charitable contributions between Aimco and an entity with which a director is affiliated (as an executive officer, partner or substantial stockholder). In addition to the factors mentioned, the Board previously evaluated a potential investment relationship between a Considine family partnership and a fund managed by Mr. Martin, which investment later was made on the same terms as those offered to other investors. The Board consults with the Company’s counsel to ensure that such determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent director,” including but not limited to those categorical standards set forth in Section 303A.02 of the listing standards of the New York Stock Exchange as in effect from time to time.

Consistent with these considerations, the Board affirmatively has determined that Messrs. Bailey, Keltner, Martin, Miller, and Stein and Ms.  Nelson are independent directors (collectively the “Independent Directors”).

Meetings and Committees

The Board held five meetings during the year ended December 31, 2011. The Board has established three committees: Audit; Compensation and Human Resources; and Nominating and Corporate Governance. During 2011, no director attended fewer than 75% of the total number of meetings of the Board, and each director was present at all such meetings. Except as described below, during 2010, no director attended fewer than 75% of the total number of meetings of any committee of the Board on which such director served.

The Corporate Governance Guidelines, as described below, provide that the Company generally expects that the Chairman of the Board will attend all annual and special meetings of the stockholders. Other members of the Board are not required to attend such meetings. All of the members of the Board attended the Company’s 2011 Annual Meeting of Stockholders, and the Company anticipates that all of the members of the Board will attend the Meeting this year.

Below is a table illustrating the current standing committee memberships and chairmen. Additional detail on each committee follows the table.

Director	Audit Committee	Compensation and Human Resources Committee	Nominating and Corporate Governance Committee
James N. Bailey	X	X	†
Terry Considine	—	—	—
Thomas L. Keltner	X	X	X
J. Landis Martin*	X	†	X
Robert A. Miller	X	X	X
Kathleen M. Nelson	X	X	X
Michael A. Stein	†	X	X

X	indicates a member of the committee

†	indicates the committee chairman

*	indicates lead independent director

Audit Committee

The Audit Committee currently consists of the six Independent Directors, and the Audit Committee Chairman is Mr. Stein. The Audit Committee makes determinations concerning the engagement of the independent registered public accounting firm, reviews with the independent registered public accounting firm the plans and results of the audit engagement (including the audit of the Company’s financial statements and the Company’s internal control over financial reporting), reviews the independence of the independent registered public accounting firm and considers the range of audit and non-audit fees. The Audit Committee also provides oversight for the Company’s financial reporting process, internal control over financial reporting, the Company’s internal audit function and, in conjunction with the Board, the Company’s enterprise risk management processes. Areas involving risk that are reported on by management and considered by the Audit Committee, the other Board committees, or the Board, include: operations, liquidity, leverage, finance, financial statements, the financial reporting process, accounting, legal matters, regulatory compliance, and human resources.

The Audit Committee held five meetings during the year ended December 31, 2011. The Audit Committee has a written charter that is posted on Aimco’s website (www.aimco.com) and is also available in print to stockholders, upon written request to Aimco’s Corporate Secretary. As set forth in the Audit Committee’s charter, no director may serve as a member of the Audit Committee if such director serves on the audit committee of more than two other public companies, unless the Board determines that such simultaneous service would not impair the ability of such director to effectively serve on the Audit Committee. No member of the Audit Committee serves on the audit committee of more than two other public companies.

Audit Committee Financial Expert

Aimco’s Board has designated Mr. Stein as an “audit committee financial expert.” In addition, several other members of the audit committee qualify as audit committee financial experts. Each member of the Audit Committee is independent, as that term is defined by Section 303A of the listing standards of the New York Stock Exchange relating to audit committees.

Compensation and Human Resources Committee

The Compensation and Human Resources Committee currently consists of the six Independent Directors, and the Compensation and Human Resources Committee Chairman is Mr. Martin. The Compensation and Human Resources Committee’s purposes are to: oversee the Company’s compensation and employee benefit plans and practices, including its executive compensation plans and its incentive-compensation and equity-based plans; review and discuss with management the Compensation Discussion & Analysis; and direct the preparation of, and approve, a report on executive compensation to be included in the Company’s proxy statement for its annual meeting of stockholders or Annual Report on Form 10-K filed with the SEC. The Compensation and Human Resources Committee held six meetings during the year ended December 31, 2011. The Compensation and Human Resources Committee has a written charter that is posted on Aimco’s website (www.aimco.com) and is also available in print to stockholders, upon written request to Aimco’s Corporate Secretary.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee currently consists of the six Independent Directors, and the Nominating and Corporate Governance Committee Chairman is Mr. Bailey. The Nominating and Corporate Governance Committee’s purposes are to: identify and recommend to the Board individuals qualified to serve on the Board; advise the Board with respect to Board composition, procedures and committees; develop and recommend to the Board a set of corporate governance principles applicable to Aimco and its management; and oversee evaluation of the Board and management (in conjunction with the Compensation and Human Resources Committee). The Nominating and Corporate Governance Committee held five meetings during the year ended December 31, 2011. The Nominating and Corporate Governance Committee has a written charter that is posted on Aimco’s website (www.aimco.com) and is also available in print to stockholders, upon written request to Aimco’s Corporate Secretary.

The Nominating and Corporate Governance Committee selects nominees for director on the basis of, among other things, breadth and depth of experience, knowledge, skills, expertise, integrity, ability to make independent analytical inquiries, understanding of Aimco’s business environment and willingness to devote adequate time and effort to Board responsibilities. In considering nominees for director, the Nominating and Corporate Governance Committee seeks to have a diverse range of experience and expertise relevant to Aimco’s business. The Nominating and Corporate Governance Committee assesses the appropriate balance of criteria required of directors and makes recommendations to the Board.

When formulating its Board membership recommendations, the Nominating and Corporate Governance Committee also considers advice and recommendations from others, including stockholders, as it deems appropriate. Such recommendations are evaluated on the basis of the same criteria noted above. The Nominating and Corporate Governance Committee will consider as nominees to the Board for election at next year’s annual meeting of stockholders persons who are recommended by stockholders in writing, marked to the attention of Aimco’s Corporate Secretary, no later than July 1, 2012. During 2012, no Aimco stockholder expressed interest in serving on the Board.

The Board is responsible for nominating members for election to the Board and for filling vacancies on the Board that may occur between annual meetings of stockholders. Based on recommendations from the Nominating and Corporate Governance Committee, the Board determined to nominate Messrs. Bailey, Considine, Keltner, Martin, Miller, and Stein and Ms. Nelson for re-election.

Board Leadership Structure

At this time, Aimco’s Board believes that combining the Chairman and CEO role is most effective for the Company’s leadership and governance. Having one person as Chairman and CEO provides unified leadership and direction to the Company and strengthens the ability of the CEO to develop and implement strategic initiatives and respond efficiently in various situations. The Board also believes the combination of Chairman and CEO positions is appropriate in light of the independent oversight provided by the Board. Aimco has a Lead Independent Director, currently Mr. Martin, who: presides over executive sessions of independent directors; serves as a liaison between the chairman and independent directors; reviews information sent to directors; approves meeting agendas and schedules; may call meetings of independent directors; and, if asked by major stockholders, is available for direct communication if appropriate. In addition to the Lead Independent Director, the Board has a majority of independent directors. Six out of the seven director nominees are independent. The Audit, Compensation and Human Resources, and Nominating and Corporate Governance Committees are composed solely of independent directors.

Separate Sessions of Non-Management Directors and Lead Independent Director

Aimco’s Corporate Governance Guidelines (described below) provide that the non-management directors shall meet in executive session without management on a regularly scheduled basis, but no less than four times per year. The non-management directors, which group currently is made up of the six Independent Directors, met in executive session without management four times during the year ended December 31, 2011. Mr. Martin was the Lead Independent Director who presided at such executive sessions in 2011, and he has been designated as the Lead Independent Director who will preside at such executive sessions in 2012.

The following table sets forth the number of meetings held by the Board and each committee during the year ended December 31, 2011.

	Board	Non-Management Directors	Audit Committee	Compensation and Human Resources Committee	Nominating and Corporate Governance Committee
Number of Meetings	5	4	5	6	5

Majority Voting for the Election of Directors

In an uncontested election at the meeting of stockholders, any nominee to serve as a director of the Company will be elected if the director receives a majority of votes cast, which means that the number of shares voted “for” a director exceeds the number of shares voted “against” that director. With respect to a contested election, a plurality of all the votes cast at the meeting of stockholders will be sufficient to elect a director. If a nominee who currently is serving as a director receives a greater number of “against” votes for his or her election than votes “for” such election (a “Majority Against Vote”) in an uncontested election, Maryland law provides that the director would continue to serve on the Board as a “holdover director.” However, under Aimco’s Bylaws, any nominee for election as a director in an uncontested election who receives a Majority Against Vote is obligated to tender his or her resignation to the Nominating and Corporate Governance Committee of the Board for consideration. The Nominating and Corporate Governance Committee will consider any resignation and recommend to the Board whether to accept it. The Board is required to take action with respect to the Nominating and Corporate Governance Committee’s recommendation. Additional details are set out in Article II, Section  2.03 (Election and Tenure of Directors; Resignations) of Aimco’s Bylaws.

Director Compensation

In formulating its recommendation for director compensation, the Nominating and Corporate Governance Committee reviews director compensation for independent directors of companies in the real estate industry and companies of comparable market capitalization, revenue and assets and considers compensation trends for other NYSE-listed companies and S&P 500 companies. For the year ended December 31, 2011, Aimco paid the directors serving on the Board as follows:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
James N. Bailey(3)	21,000	154,500	—	—	—	—	175,500
Terry Considine(4)	—	—	—	—	—	—	—
Richard S. Ellwood(5)	21,000	154,500	—	—	—	—	175,500
Thomas L. Keltner(6)	21,000	154,500	—	—	—	—	175,500
J. Landis Martin(7)	20,000	154,500	—	—	—	—	174,500
Robert A. Miller(8)	21,000	154,500	—	—	—	—	175,500
Kathleen M. Nelson(9)	21,000	154,500	—	—	—	—	175,500
Michael A. Stein(10)	21,000	154,500	—	—	—	—	175,500

(1)	The Independent Directors each receive a cash fee of $1,000 for attendance in person or telephonically at each meeting of the Board, and a cash fee of $1,000 for attendance at each meeting of any Board committee. Joint meetings are sometimes considered as a single meeting for purposes of director compensation.

(2)	For 2011, Messrs. Bailey, Ellwood, Keltner, Martin, Miller and Stein and Ms. Nelson were each awarded 6,000 shares of Common Stock, which shares were awarded on February 1, 2011. The dollar value shown above represents the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 and is calculated based on the closing price of Aimco’s Common Stock on the New York Stock Exchange on February 1, 2011, of $25.75.

(3)	Mr. Bailey holds an option to acquire 14,761 shares, which is fully vested and exercisable.

(4)	Mr. Considine, who is not an Independent Director, does not receive any additional compensation for serving on the Board.

(5)	Mr. Ellwood held an option to acquire 14,761 shares, which is fully vested and exercisable.

(6)	Mr. Keltner holds an option to acquire 4,429 shares, which is fully vested and exercisable.

(7)	Mr. Martin holds an option to acquire 14,761 shares, which is fully vested and exercisable.

(8)	Mr. Miller holds an option to acquire 4,429 shares, which is fully vested and exercisable.

(9)	Ms. Nelson holds an option to acquire 3,000 shares, which is fully vested and exercisable.

(10)	Mr. Stein holds an option to acquire 4,429 shares, which is fully vested and exercisable.

Compensation for each of the Independent Directors in 2012 is an annual fee of 6,000 shares of Common Stock, which shares were awarded on January 31, 2012. The closing price of Aimco’s Common Stock on the New York Stock Exchange on January 31, 2012, was $24.56. The Independent Directors will also receive a fee of $1,000 for attendance in person or telephonically at each meeting of the Board, and a fee of $1,000 for attendance at each meeting of any Board committee.

Code of Ethics

The Board has adopted a code of ethics entitled “Code of Business Conduct and Ethics” that applies to the members of the Board, all of Aimco’s executive officers and all employees of Aimco or its subsidiaries, including Aimco’s principal executive officer, principal financial officer and principal accounting officer. The Code of Business Conduct and Ethics is posted on Aimco’s website (www.aimco.com) and is also available in print to stockholders, upon written request to Aimco’s Corporate Secretary. If, in the future, Aimco amends, modifies or waives a provision in the Code of Business Conduct and Ethics, rather than filing a Current Report on Form 8-K, Aimco intends to satisfy any applicable disclosure requirement under Item 5.05 of Form 8-K by posting such information on Aimco’s website (www.aimco.com), as necessary.

Corporate Governance Guidelines

The Board has adopted and approved Corporate Governance Guidelines. These guidelines are available on Aimco’s website (www.aimco.com) and are also available in print to stockholders, upon written request to Aimco’s Corporate Secretary. In general, the Corporate Governance Guidelines address director qualification standards, director responsibilities, the lead independent director, director access to management and independent advisors, director compensation, director orientation and continuing education, management succession, stock ownership guidelines and retention requirements, and an annual performance evaluation of the Board.

Communicating with the Board of Directors

Any interested parties desiring to communicate with Aimco’s Board, the Lead Independent Director, any of the Independent Directors, Aimco’s Chairman of the Board, any committee chairman, or any committee member may directly contact such persons by directing such communications in care of Aimco’s Corporate Secretary. All communications received as set forth in the preceding sentence will be opened by the office of Aimco’s General Counsel for the sole purpose of determining whether the contents represent a message to Aimco’s directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board or any group or committee of directors, the General Counsel’s office will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope or e-mail is addressed.

To contact Aimco’s Corporate Secretary, correspondence should be addressed as follows:

Corporate Secretary

Office of the General Counsel

Apartment Investment and Management Company

4582 South Ulster Street, Suite 1100

Denver, Colorado 80237

AUDIT COMMITTEE REPORT TO STOCKHOLDERS

The Audit Committee oversees Aimco’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including internal control over financial reporting and disclosure controls and procedures. A written charter approved by the Audit Committee and ratified by the Board governs the Audit Committee. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, its judgment as to the quality, not just the acceptability, of the Company’s accounting principles. The Audit Committee also has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures and letter required by Public Company Accounting Oversight Board Ethics and Independence Rule 3526, has discussed with the independent registered public accounting firm its independence from the Company and its management, and has considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with maintaining such firm’s independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for its audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of its examination, its evaluation of the Company’s internal control over financial reporting, and the overall quality of the Company’s financial reporting. The Audit Committee held five meetings during 2011.

None of the Audit Committee members have a relationship with the Company that might interfere with the exercise of the member’s independence from the Company and its management.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements and management’s report on internal control over financial reporting be included in the Annual Report on Form 10-K for the year ended December 31, 2011, for filing with the SEC. The Audit Committee has also determined that provision by Ernst & Young LLP of other non-audit services is compatible with maintaining Ernst & Young LLP’s independence. The Audit Committee and the Board have also recommended, subject to stockholder ratification, the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2012.

Date: February 21, 2012

MICHAEL A. STEIN (CHAIRMAN)

JAMES N. BAILEY

THOMAS L. KELTNER

J. LANDIS MARTIN

ROBERT A. MILLER

KATHLEEN M. NELSON

The above report will not be deemed to be incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the same by reference.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Principal Accountant Fees

The aggregate fees billed for services rendered by Ernst & Young LLP during the years ended December 31, 2011 and 2010 were approximately $5.64 million and $6.46 million, respectively, and are described below.

Audit Fees

Fees for audit services totaled approximately $3.50 million in 2011 and approximately $4.14 million in 2010. These amounts include fees associated with the annual audit of the financial statements of Aimco, its internal control over financial reporting and the financial statements of certain of its consolidated subsidiaries and unconsolidated investees. Fees for audit services also include fees for the reviews of interim financial statements in Aimco’s Quarterly Reports on Form 10-Q, registration statements filed with the SEC, other SEC filings, equity or debt offerings, comfort letters and consents.

Audit-Related Fees

Fees for audit-related services totaled approximately $0.17 million in 2011 and approximately $0.10 million in 2010. Audit-related services principally include various audit and attest work not required by statute or regulation, benefit plan audits, and accounting consultations.

Tax Fees

Fees billed for tax services totaled approximately $1.98 million in 2011 and approximately $2.22 million in 2010. Such amounts included fees for tax compliance services for the Company and approximately 172 subsidiaries or affiliates of approximately $1.87 million in 2011 and approximately $2.14 million in 2010. The portion of the total representing fees for tax planning services amounted to approximately $0.11 million in 2011 and $0.08 million in 2010.

All Other Fees

Fees for all other services not included above were zero in both 2011 and 2010. There were no fees billed or incurred in 2011 or 2010 related to financial information systems design and implementation.

Included in the fees above are audit and tax compliance fees of $2.36 million and $3.17 million for 2011 and 2010, respectively, for services provided to consolidated and unconsolidated partnerships for which an Aimco subsidiary is the general partner. Audit services were provided to approximately 37 such partnerships, and tax compliance services were provided to approximately 172 such partnerships during 2011.

Audit Committee Pre-Approval Policies

The Audit Committee has adopted the Audit and Non-Audit Services Pre-Approval Policy (the “Pre-approval Policy”). The Pre-approval Policy describes the Audit, Audit-related, Tax and Other Permitted services that have the general pre-approval of the Audit Committee, typically subject to a dollar limit of $50,000. The term of any general pre-approval is generally 12 months from the date of pre-approval, unless the Audit Committee considers a different period and states otherwise. At least annually, the Audit Committee will review and pre-approve the services that may be provided by the independent registered public accounting firm without obtaining specific pre-approval from the Audit Committee. In accordance with this review, the Audit Committee may add to or subtract from the list of general pre-approved services or modify the permissible dollar limit associated with pre-approvals. As set forth in the Pre-approval Policy, unless a type of service has received general pre-approval and is anticipated to be within the dollar limit associated with the general pre-approval, it will require specific pre-approval by the Audit Committee if it is to be provided by the independent registered public accounting firm. For both types of pre-approval, the Audit Committee will consider whether such services are consistent with the rules on independent registered public accounting firm independence. The Audit Committee will also consider whether the independent registered public accounting firm is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with Aimco’s business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance Aimco’s ability to manage or control risk or improve audit quality. All such factors will be considered as a whole, and no one factor will necessarily be determinative. All of the services described above were approved pursuant to the annual engagement letter or in accordance with the Pre-approval Policy; none were approved pursuant to Rule 2-01(c)(7)(i)(C) of SEC Regulation S-X.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information available to the Company, as of February 28, 2012, with respect to Aimco’s equity securities beneficially owned by (i) each director, the chief executive officer, the chief financial officer and the three other most highly compensated executive officers who were serving as executive officers at the end of the last completed fiscal year, and (ii) all directors and executive officers as a group. The table also sets forth certain information available to the Company, as of February 28, 2012, with respect to shares of Common Stock held by each person known to the Company to be the beneficial owner of more than 5% of such shares. This table reflects options that are exercisable within 60 days. Unless otherwise indicated, each person has sole voting and investment power with respect to the securities beneficially owned by that person. The business address of each of the following directors and executive officers is 4582 South Ulster Street, Suite 1100, Denver, Colorado 80237, unless otherwise specified.

Name and Address of Beneficial Owner	Number of shares of Common Stock(1)		Percentage of Common Stock Outstanding(2)	Number of Partnership Units(3)		Percentage Ownership of the Company(4)
Directors, Director Nominees & Executive Officers:
Terry Considine	5,278,557	(5)	4.19%	2,439,557	(6)	5.69%
Ernest M. Freedman	118,459	(7)	*	—		*
Lisa R. Cohn	125,486	(8)	*	—		*
Daniel S. Matula	12,580		*	—		*
Miles Cortez	221,811	(9)	*	—		*
James N. Bailey	83,848	(10)	*	—		*
Thomas L. Keltner	41,237	(11)	*	—		*
J. Landis Martin	44,974	(10)	*	34,646	(12)	*
Robert A. Miller	56,032	(11)	*	—		*
Kathleen M. Nelson	21,750	(13)	*	—		*
Michael A. Stein	51,513	(11)	*	—		*
All directors and executive officers as a group (14 persons)	6,125,162	(14)	4.86%	2,478,972	(15)	6.34%
5% or Greater Holders:
Cohen & Steers, Inc.	14,216,217	(16)	11.73%	—		10.85%
280 Park Avenue New York, New York 10017
The Vanguard Group, Inc.	14,213,219	(17)	11.73%	—		10.85%
100 Vanguard Blvd. Malvern, Pennsylvania 19355
FMR LLC	9,429,053	(18)	7.78%	—		7.20%
Devonshire Street Boston, Massachusetts 02109
Morgan Stanley	9,272,524	(19)	7.65%	—		7.08%
1585 Broadway New York, NY 10036
Security Capital Research & Management Incorporated	7,714,001	(20)	6.37%	—		5.89%
10 South Dearborn Street, Suite 1400 Chicago, IL 60603
Blackrock, Inc.	6,763,613	(21)	5.58%	—		5.16%
40 East 52nd Street New York, NY 10022

*	Less than 1.0%

(1)	Excludes shares of Common Stock issuable upon redemption of common OP Units or Class I High Performance Units (“Class I Units”).

(2)	Represents the number of shares of Common Stock beneficially owned by each person divided by the total number of shares of Common Stock outstanding. Any shares of Common Stock that may be acquired by a person within 60 days upon the exercise of options, warrants, rights or conversion privileges or pursuant to the power to revoke, or the automatic termination of, a trust, discretionary account or similar arrangement are deemed to be beneficially owned by that person and are deemed outstanding for the purpose of computing the percentage of outstanding shares of Common Stock owned by that person, but not any other person.

(3)	Through wholly-owned subsidiaries, Aimco acts as general partner of AIMCO Properties, L.P., the operating partnership in Aimco’s structure. As of February 28, 2012, Aimco held approximately 93.6% of the common partnership interests in AIMCO Properties, L.P. Interests in AIMCO Properties, L.P. that are held by limited partners other than Aimco are referred to as “OP Units.” OP Units include common OP Units and Class I Units. Generally after a holding period of twelve months, common OP Units may be tendered for redemption and, upon tender, may be acquired by Aimco for shares of Common Stock at an exchange ratio of one share of Common Stock for each common OP Unit (subject to adjustment). If Aimco acquired all OP Units for Common Stock (without regard to the ownership limit set forth in Aimco’s Charter), these shares of Common Stock would constitute approximately 6.4% of the then outstanding shares of Common Stock. OP Units are subject to certain restrictions on transfer. Class I Units are generally not redeemable for, or convertible into, Common Stock; however, in the event of a change of control of the Company, holders of the Class I Units will have redemption rights similar to those of holders of common OP Units.

(4)	Represents the number of shares of Common Stock beneficially owned, divided by the total number of shares of Common Stock outstanding, assuming, in both cases, that all 7,480,522 OP Units and 2,339,950 Class I Units outstanding as of February 28, 2012, are redeemed in exchange for shares of Common Stock (notwithstanding any holding period requirements, Aimco’s ownership limit and, in the case of Class I Units, the absence of a change of control). See note (3) above. Excludes partnership preferred units issued by AIMCO Properties, L.P. and Aimco preferred securities.

(5)	Includes 331,827 shares held directly by Mr. Considine and 4,743,984 shares subject to options that are exercisable within 60 days. Also includes the following shares of which Mr. Considine disclaims beneficial ownership: 907,905 shares subject to options that are exercisable within 60 days held by Titaho Limited Partnership RLLLP (“Titaho”), a registered limited liability limited partnership for which Mr. Considine’s brother is the trustee for the sole general partner; 33,695 shares held by Mr. Considine’s spouse; and 169,051 shares held by a non-profit foundation in which Mr. Considine has shared voting and investment power.

(6)	Includes 850,185 common OP Units and 1,589,372 Class I Units that represent 11.37% of common OP Units outstanding and 67.92% of Class I Units outstanding, respectively. The 850,185 common OP Units include 510,452 common OP Units held directly by Mr. Considine, 179,735 common OP Units held by an entity in which Mr. Considine has sole voting and investment power, 2,300 common OP Units held by Titahotwo Limited Partnership RLLLP (“Titahotwo”), a registered limited liability limited partnership for which Mr. Considine serves as the general partner and holds a 0.5% ownership interest, and 157,698 common OP Units held by Mr. Considine’s spouse, for which Mr. Considine disclaims beneficial ownership. All Class I Units are held by Titahotwo.

(7)	Includes 2,269 shares subject to options that are exercisable within 60 days.

(8)	Includes 14,386 shares subject to options that are exercisable within 60 days.

(9)	Includes 38,831 shares subject to options that are exercisable within 60 days.

(10)	Includes 14,761 shares subject to options that are exercisable within 60 days.

(11)	Includes 4,429 shares subject to options that are exercisable within 60 days.

(12)	Includes 280.5 common OP Units, which represent less than 1% of the class outstanding, and 34,365 Class I Units, which represent 1.47% of the class outstanding.

(13)	Includes 3,000 shares subject to options that are exercisable within 60 days.

(14)	Includes 4,849,459 shares subject to options that are exercisable within 60 days.

(15)	Includes 850,466 common OP Units and 1,628,506 Class I Units, which represent 11.37% of common OP Units outstanding and 69.60% of Class I Units outstanding, respectively.

(16)	Beneficial ownership information is based on information contained in an Amendment No. 9 to Schedule 13G filed with the SEC on February 14, 2012, by Cohen & Steers, Inc. on behalf of itself and affiliated entities. According to the schedule, included in the securities listed above as beneficially owned by Cohen & Steers, Inc. are 7,554,003 shares and 7,429,030 shares over which Cohen & Steers, Inc. and Cohen & Steers Capital Management, Inc. (which is held 100% by Cohen & Steers, Inc.), respectively, have sole voting power and 14,216,217 shares and 13,894,400 shares, respectively, over which such entities have sole dispositive power. Also included in the securities listed above are 124,973 shares over which Cohen & Steers Europe S.A. has sole voting power and 321,817 shares over which Cohen & Steers Europe S.A. has sole dispositive power. Cohen & Steers Europe S.A. is held 100% by Cohen & Steers, Inc. and Cohen & Steers Capital Management, Inc.

(17)	Beneficial ownership information is based on information contained in an Amendment No. 8 to Schedule 13G filed with the SEC on February 8, 2012, by The Vanguard Group, Inc. According to the schedule, The Vanguard Group, Inc. has sole voting power with respect to 168,147 shares and sole dispositive power with respect to 14,045,072 of the shares and shared dispositive power with respect to 168,147 of the shares.

(18)	Beneficial ownership information is based on information contained in an Amendment No. 4 to Schedule 13G filed with the SEC on February 14, 2012, by FMR LLC on behalf of itself and affiliated persons and entities. The schedule contains the following information regarding beneficial ownership of the shares: (a) Fidelity Management & Research Company, a wholly owned subsidiary of FMR LLC, is the beneficial owner of 9,231,463 shares; (b) Pyramis Global Advisors, LLC, an indirect wholly owned subsidiary of FMR LLC, is the beneficial owner of 141,162 shares; (c) Fidelity Management Trusty Company, a wholly-owned subsidiary of FMR LLC, is the beneficial owner of 38,909 shares; (d) each of Edward C. Johnson 3d and FMR LLC has sole dispositive power with respect to 9,231,463 shares; and (e) Strategic Advisers, Inc., a wholly-owned subsidiary of FMR LLC is the beneficial owner of 17,519 shares.

(19)	Beneficial ownership information is based on information contained in a Schedule 13G filed with the SEC on February 8, 2012, by Morgan Stanley. According to the schedule, Morgan Stanley and Morgan Stanley Investment Management Inc. have sole voting power with respect to 6,765,403 shares and sole dispositive power with respect to 9,272,524 shares.

(20)	Beneficial ownership information is based on information contained in an Amendment No. 3 to Schedule 13G filed with the SEC on February 13, 2012, by Security Capital Research & Management Incorporated. According to the schedule, Security Capital Research & Management Incorporated has sole voting power with respect to 4,807,359 shares and sole dispositive power with respect to 7,714,001 shares.

(21)	Beneficial ownership information is based on information contained in an Amendment No. 2 to Schedule 13G filed with the SEC on February 13, 2012, by Blackrock, Inc.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION & ANALYSIS (CD&A)

This CD&A addresses the following:

•	Overview of Aimco’s “Pay for Performance” Philosophy and 2011 Performance Results;

•	Components of Executive Compensation;

•	Total Compensation for 2011;

•	Other Compensation;

•	Post-Employment Compensation and Severance Arrangements;

•	Other Benefits; Perquisite Philosophy;

•	Stock Ownership Guidelines and Required Holding Periods After Vesting;

•	Role of Outside Consultants and Executive Officers;

•	Base Salary, Incentive Compensation, and Equity Grant Practices; and

•	2012 Compensation Targets.

Overview of Aimco’s “Pay for Performance” Philosophy and 2011 Performance Results

At Aimco’s 2011 Annual Meeting of Stockholders, over 96% of the votes cast in the advisory vote on executive compensation that were present and entitled to vote on the matter were in favor of the compensation of Aimco’s named executive officers as disclosed in Aimco’s 2011 proxy statement. In addition, the Board recommended that our stockholders be provided with the opportunity to submit an advisory vote on the compensation of our named executive officers every year, which our stockholders also strongly supported. Aimco believes that the outcome of these proposals evidences the commitment of our Compensation and Human Resources Committee (the “Committee”) to open dialogue with our stockholders regarding our executive compensation program, and the Committee has and will continue to consider these voting results and stockholder sentiments generally as it formulates and implements an executive compensation program designed to align the long-term interests of our executive officers with our stockholders.

Aimco is a “pay for performance” organization. Aimco starts by setting target total compensation near the median of target total compensation for Aimco’s peers as identified below, both as a measure of fairness and also to provide an economic incentive to remain with Aimco. In some cases, target total compensation may be lower or higher than the peer median because of the tenure of the executive officer in his or her position. Actual compensation is determined based on Aimco’s results and individual performance. Every officer’s annual cash incentive compensation, or STI, is based in part on Aimco’s performance against its annual corporate goals. The more senior level the officer, the greater the percentage of his or her annual cash incentive compensation that is based on Aimco’s performance against its corporate goals, all the way up through Mr. Considine, whose entire annual cash incentive compensation is based on Aimco’s performance against its corporate goals. Aimco’s long-term incentive compensation, or LTI, follows a similar tiered structure. Every officer’s LTI is based in part on Aimco’s one-year and three-year total stockholder return (“TSR”) as compared to the MSCI US REIT Index (the “REIT Index”), with executive officers having a greater share of their LTI based on TSR performance. LTI vests over time, typically a period of four years, so that officers bear longer term exposure to decisions made and to create “switching costs.” Aimco also requires substantial equity holdings by executive officers in order to increase their alignment with stockholders.

Aimco had a solid year of performance in 2011.     Aimco’s same store NOI was up 5.9% in 2011.    As shown graphically on the next page, Aimco trailed the peer average of 6.7%; however, Aimco’s NOI growth for the past two, three and five year periods, inclusive of 2011 results, exceeded peer averages. In addition, Aimco was only one of two in its peer group to report positive NOI growth in 2010.

Aimco’s year-over-year total same store NOI growth, which for Aimco includes conventional and affordable property operations, was in the middle of the range as compared to peers, as shown on the graph below.

Aimco continued to improve its portfolio in 2011.    Average rents of $1,143 in Aimco’s conventional portfolio were 9% above those of 2010. Aimco sold 25 conventional properties with average rents of $649, and 35 affordable properties with average rents of $653, and continued to increase the percentage of its overall portfolio in conventional properties. Aimco exceeded its 2011 goals around property sales, accelerating into 2011 a number of sales that had been scheduled to close in 2012 or beyond.

Aimco continued to simplify its business in 2011, lowering costs.    Aimco closed six public partnership mergers in 2011, and another seven in early 2012. Aimco continued to sell its asset-managed portfolio, and in February 2012, entered into an agreement to transfer asset management of the remainder of this portfolio, and to sell its non-controlling interests in the portfolio to the new asset manager upon satisfaction of certain conditions and regulatory approvals. Aimco expects the sale of this asset-managed portfolio to close in 2012, at which time Aimco will have liquidated all of its legacy asset management business.

Aimco continued to lower costs in 2011.    In 2011, Aimco’s gross off-site costs were 9% lower than 2010, and 54% lower than 2008. These lower costs are primarily due to Aimco’s simplification of its business and adjustments in scale. For example, at December 31, 2011, Aimco’s owned real estate portfolio consisted of 370 properties and Aimco’s fee-managed portfolio consisted of 148 properties, for a total portfolio of 518 properties. At December 31, 2010, Aimco’s owned real estate portfolio consisted of 447 properties and Aimco’s fee-managed portfolio consisted of 321 properties, for a total portfolio of 768 properties, and at December 31, 2008, Aimco’s owned real estate portfolio consisted of 599 properties and Aimco’s fee-managed portfolio consisted of 393 properties, for a total portfolio of 992 properties. Aimco’s on-site costs declined by 1.5% in 2011. By comparison, on-site costs for Aimco’s peers increased by approximately 1%, and the CPI increased by 3.1%. Over the past six years, Aimco’s on-site costs have increased by 5%. By comparison, over the same period, on-site costs for Aimco’s peers have increased by 13.4% on average, and the CPI increased by 14.5%.

Aimco continued to improve its balance sheet in 2011.    Aimco refinanced more than $600 million of property debt maturing in 2012-2015 at rates averaging 4.9%. In addition, Aimco closed on a forty-year loan to finance the redevelopment of its Pacific Bay Vistas property in San Bruno, California. In 2011, Aimco closed on a new $500 million revolving credit facility to replace its then-existing $300 million facility; the new credit facility has an extended term and lower borrowing cost than the previous facility. At year end, Aimco had no outstanding borrowings on the revolving credit facility, and available capacity was $469.5 million, net of $30.5 million of letters of credit backed by the facility.

Aimco’s Board of Directors declared a cash dividend of $0.18 per share on its Class A Common Stock for the quarter ended December 31, 2011, which is a 50% increase compared to the $0.12 per share dividend paid for the prior four quarters. Aimco expects to pay quarterly dividends at the increased rate during 2012. Aimco increased its cash dividend by 20% from 2010 to 2011.

Aimco’s one-year TSR underperformed the REIT Index and the S&P 500 Total Return Index, while Aimco’s three-year TSR outperformed the REIT Index and the S&P 500 Total Return Index, as shown in the graph below.

As set forth in detail below and in the chart beginning on page 26, Aimco outperformed on its corporate goals for 2011, resulting in 2011 cash incentive payouts above target. Aimco’s underperformance on one-year TSR and outperformance on three-year TSR resulted in 2011 long-term incentive compensation payouts at target.

Components of Executive Compensation

Total compensation for Aimco’s executive officers is comprised of the following components:

•	Base compensation;

•	Short-term incentive compensation (“STI”), paid in cash; and

•	Long-term incentive compensation (“LTI”), paid in restricted stock, stock options and/or deferred cash. LTI vests over time (typically a period of four years).

How the Committee determines the amount of target total compensation for executive officers.

The Compensation and Human Resources Committee (the “Committee”) reviews the performance of, and determines the compensation for, the Chief Executive Officer. The Committee also reviews the decisions made by the Chief Executive Officer as to the compensation of Aimco’s other executive officers.

Base compensation is set by, using as a guide, median base compensation paid by peer comparators (discussed further below) for similar positions. In general, base compensation for executives relatively new to their positions is set below the median, and base compensation for seasoned executives is set near the median.

STI is generally targeted to deliver total cash compensation (base compensation plus STI) levels at the median paid by peer comparators, with meaningful upside and downside. LTI is generally targeted to deliver total compensation (base compensation, STI and LTI) levels at the median paid by peer comparators.

How peer comparators are identified.

Aimco considers enterprise Gross Asset Value (“GAV”), which is Aimco’s estimation of the fair value of its assets, as an imprecise, but reasonable, representation of the complexity of a real estate business and of the responsibilities of its leaders. In addition to GAV, Aimco also reviews other factors, including gross revenues, number of properties, and number of employees, to determine if these factors provide any additional insight into the size and complexity factors of its analysis. Based on this analysis, Aimco included as “peers” for 2011 compensation the following 20 real estate companies: Alexandria Real Estate Equities, Inc., AMB Property Corp. (now Prologis, Inc.), AvalonBay Communities Inc., Camden Property Trust, CBL & Associates Properties, Inc., Developers Diversified Realty Corp., Digital Realty Trust, Inc., Duke Realty Corp., HCP, Inc., Health Care REIT, Inc., Host Hotels & Resorts, Inc., Kimco Realty Corp., Liberty Property Trust, Macerich Co., Public Storage, Inc., Regency Centers Corp., SL Green Realty Corp., Taubman Centers, Inc., UDR, Inc., and Ventas, Inc. At the time 2011 compensation targets were established, approximately half of these real estate companies had a larger GAV, and approximately half of these real estate companies had a smaller GAV, than Aimco.

How the Committee determines the allocation of Mr. Considine’s target total compensation between base compensation, STI and LTI.

The Committee’s philosophy with respect to Mr. Considine’s base compensation is to set a fixed base compensation amount to provide a level of base compensation that is competitive with pay for comparable chief executive officer positions in real estate companies and companies in other industries with similar revenue size and management complexity. The Committee set that level at $600,000 in Mr. Considine’s employment agreement.

Mr. Considine’s employment agreement provides for an overall minimum target incentive amount, but does not specify a certain percentage of the target incentive to be in the form of STI versus LTI. In connection with renewing his employment agreement in December 2008, the Committee set Mr. Considine’s target STI and target LTI using median competitive target total cash compensation and median target total compensation for Aimco’s peers in 2008.

How Aimco determines the allocation of target total compensation for executive officers (other than the CEO) between base compensation, STI and LTI.

Base compensation amounts are generally the same for officers with comparable levels of responsibility to provide internal equity and consistency among executive officers. Executive officer base compensation is paid in cash. In some cases, base compensation varies from that of the market median or from that of officers with comparable levels of responsibility because of the current recruiting or retention market for a particular position, or because of the tenure of a particular officer in his or her position.

Target STI and LTI for executive officers was set using median competitive target total cash compensation and median target total compensation for Aimco’s peers.

How incentive compensation (STI and LTI) serves Aimco’s objectives.

Incentive compensation is used primarily to provide total compensation potential that is competitive with pay for comparable positions in real estate companies. Providing incentive compensation in the form of Aimco equity that vests over time (typically a period of four years) serves as a retention incentive, aligns executive compensation with stockholder objectives and serves as an incentive to take a longer-term view of Aimco’s performance. When the equity is in the form of restricted stock, the compensation is linked to performance because the future value of the equity depends on the performance of Aimco’s stock.

Risk analysis of Aimco’s compensation programs.

Neither Aimco’s executive compensation program nor any of its non-executive compensation programs create risk-taking incentives that are reasonably likely to have a material adverse effect on the organization. Aimco’s compensation programs align with the long-term interests of the Company, as follows:

•	Limits on STI. The compensation of executive officers and other team members is not overly weighted toward STI. Moreover, STI is capped.

•

Use of LTI.    LTI is included in target total compensation for all officers and vests over time, typically a period of four years. The vesting period encourages officers to focus on sustaining Aimco’s long-term performance. Executive officers with more responsibility for strategic and operating decisions have a greater percentage of their target total compensation allocated to LTI. Like STI, LTI is capped.

•

Stock ownership guidelines and required holding periods after vesting.    Aimco’s stock ownership guidelines require all executive officers to hold a certain amount of Aimco equity. Any executive officer who has not yet satisfied the stock ownership requirements for his or her position must satisfy certain required holding periods after vesting until stock ownership requirements are met. These policies ensure each executive officer has a substantial amount of personal wealth tied to long-term holdings in Aimco stock. As noted in the section below titled “Stock Ownership Guidelines and Required Holding Periods After Vesting,” nearly all of Aimco’s named executive officers already exceed the ownership targets.

•

Shared performance metrics across the organization.     A portion of STI for all officers and corporate team members is based upon Aimco’s performance against its corporate goals, which are core to the long-term strategy of Aimco’s business and are reviewed and approved by the Board.

•	LTI based in part on TSR. A portion of LTI for all officers is based on Aimco’s one-year and three-year TSR as compared to the REIT Index.

•

Multiple performance metrics.    Incentive compensation for Aimco team members is based on many different performance metrics. Aimco’s five corporate goals for 2011, with sub-goals, contained fourteen different performance measurements. In addition, through Aimco’s performance management program, Managing Aimco Performance, or MAP, which sets and monitors performance objectives for each team member, each team member has several different individual performance goals that are set at the beginning of the year and approved by management. Each of the named executive officers other than Mr. Considine (whose individual goals were identical to Aimco’s corporate goals) had an average of seven individual goals for 2011. Having multiple performance metrics inherently reduces excessive or unnecessary risk-taking as incentive compensation is spread among a number of metrics rather than a few.

Total Compensation for 2011

For 2011, total compensation is the sum of base compensation, STI and LTI.

Base Compensation for 2011

Mr. Considine’s Base Compensation

In 2011, Mr. Considine’s base compensation of $600,000 was paid in cash. His base compensation of $600,000 has remained unchanged since 2006.

Other Executive Officer Base Compensation

For 2011, base compensation for all other executive officers was set between $300,000 and $350,000.

Incentive Compensation for 2011

The Compensation Committee determined Mr. Considine’s STI by the extent to which Aimco met five designated corporate goals, which are described below and are referred to as Aimco’s Key Performance Indicators, or KPI.

For the other executive officers, calculation of STI is determined by two components, Aimco’s performance against the KPI and each individual officer’s achievement of his or her MAP goals. For Mr. Freedman and Ms. Cohn, given their roles in the implementation of company strategy, an allocation of the target STI is made primarily based on KPI as follows: 75% of the target STI is calculated based on KPI and 25% of the target STI is calculated based on MAP. For example, if an executive’s target STI is $300,000, then 75% of that amount, or $225,000, varies based on KPI results and 25% of that amount, or $75,000, varies based on MAP results. If KPI results are 50%, then the executive receives 50% of $225,000 (or $112,500) for that portion of his STI and if MAP results are 100%, then the executive receives 100% of the $75,000, for a total STI payment of $187,500.

For Messrs. Cortez and Matula, an allocation of the target STI is made as follows: 50% of the target STI is calculated based on KPI and 50% of the target STI is calculated based on MAP.

Aimco’s KPI consisted of five corporate goals that were reviewed with, and approved by, the Committee — namely, property operations performance, portfolio quality and property standards, financial performance, balance sheet, and compliance and team member engagement. These goals and their expected successful outcome aligned executive officers with the long-term goals of the Company without encouraging them to take unnecessary and excessive risks. For most goals, Threshold performance paid out at 50%; Target performance paid out at 100%; and Maximum performance paid out at 200%. For some goals, performance was capped at Target. Performance below Threshold resulted in no payout. Where performance was between Threshold and Target or Target and Maximum, the proportion of the award earned was interpolated. Three of the five goals also carried components that were based on qualitative assessments not based on numerical targets. The following were Aimco’s KPI for 2011 and the Company’s performance against those goals:

Corporate Goals	Target Goal	Actual Achievement	Payout

1. Property Operations Performance (30%)

• Total Revenue Performance (15%)	Achievement of 2011 Budget	.08% lower than budget	14.8% payout

• Total Expense Performance (5%)	Achievement of 2011 Budget	2.35% lower than budget	8.92% payout

• Total Property NOI (5%)	Achievement of 2011 Budget	1.35% greater than budget	5.96% payout

• Customer Satisfaction (5%)	80.0%	78%	4% payout

2. Portfolio Quality and Property Standards (20%)

• Net Cash Proceeds from Property Sales (5%)	$112 million	$187 million	10% payout

Corporate Goals	Target Goal	Actual Achievement	Payout
• Aimco Reinvestment of Net Proceeds from Property Sales; Whether Property Sales and Reinvestment Activities were Consistent with and Enhanced Aimco’s Portfolio Allocation Objectives (5%)	Qualitative	Aimco closed six public partnership mergers and one private partnership merger in 2011, and cleared another seven public partnership mergers with the SEC; and acquired a community in Corte Madera, California, and partnership interests in four communities in La Jolla, California. As of December 31, 2011, 90% of Aimco’s portfolio was in Aimco’s target markets, up from 89% at December 31, 2010. Aimco sold lower rated assets and assets with lower free cash flow internal rates of return. Aimco’s rents continued to track local market averages, as Aimco aimed to maintain a “B/B+” portfolio, targeting 100-125% of local market average rents.	Committee determined a 3.75% payout for Mr. Considine and Mr. Considine made the same determination for the rest of the named executive officers.

• Documentation of Aimco’s Long Term Capital Needs Plan and Property Standards (5%)	Qualitative	Aimco created long term capital needs plans and preventive maintenance plans for its core conventional communities, and developed and implemented comprehensive unit turn standards and procedures as well as product standards for all apartment interior finishes by property classification.	Committee determined a 2.5% payout for Mr. Considine and Mr. Considine made the same determination for the rest of the named executive officers.

• Redevelopment Goals (5%)	Qualitative	Aimco started the redevelopment of its Lincoln Place community in Venice, California, and of its Pacific Bay Vistas community in San Bruno, California, in addition to other smaller scale redevelopment projects; and made decisions regarding a number of redevelopment opportunities to be started in 2012 and 2013.	Committee determined a 3% payout for Mr. Considine and Mr. Considine made the same determination for the rest of the named executive officers.

3. Financial Performance (25%)

• Proforma Funds from Operations (20%)	$1.54	$1.62	36% payout

• Off-Site Costs (5%)	$125 million	$120 million	10% payout

4. Balance Sheet (15%)

• Refinancing Goals; Securing Funding Commitments (10%)	Qualitative	In 2011, Aimco closed on a new $500 million revolving credit facility to replace its then-existing $300 million facility; the new credit facility has an extended term and lower borrowing cost than the previous facility. Aimco closed on the financing for the redevelopment of its Pacific Bay Vistas community in San Bruno, California, and completed the loan application for the redevelopment of its Lincoln Place community.	Committee determined a 12% payout for Mr. Considine and Mr. Considine made the same determination for the rest of the named executive officers.

Corporate Goals	Target Goal	Actual Achievement	Payout
• Reduction in Near-Term Debt Maturities; Reducing Refunding Risk on Swap Arrangements and Lines of Credit (5%)	Qualitative	Aimco made substantial progress in reducing debts maturing in 2012-2015, reducing debts maturing in 2012 from $432 million to $115 million, and reducing debts maturing in 2013, 2014 and 2015 from $345 million to $319 million, from $427 million to $257 million, and from $441 million to $220 million, respectively. Aimco made substantial progress in reducing refunding risk on swap arrangements. As of December 31, 2011, the swap arrangement had an outstanding balance of $75 million on 4 properties versus an outstanding balance of $265 million on 15 properties as of December 31, 2010.	Committee determined a 5% payout for Mr. Considine and Mr. Considine made the same determination for the rest of the named executive officers.

5. Compliance and Team Member Engagement (10%)

• Compliance (5%)[1]	Qualitative	Aimco achieved its goals relating to Sarbanes-Oxley Section 404 internal control results, legal and regulatory requirements including those related to subsidized housing and fair housing, bond covenants, environmental laws and regulations, labor and employment laws and regulations, Aimco’s Code of Business Conduct and Ethics, and workplace safety rules.	Committee determined a 5% payout for Mr. Considine and Mr. Considine made the same determination for the rest of the named executive officers.

• Team Member Engagement (5%)	79%	Aimco’s 2011 team member engagement score from internal surveys was 81.3%.	6.15% payout

[1]	Performance capped at Target.

Due to Aimco’s outperformance on multiple goals, Aimco’s overall KPI performance was 127.08%. Accordingly, each executive officer was awarded 127.08% of the portion of his or her target STI attributable to KPI.

At the start of 2011, the Committee determined for Mr. Considine, and Mr. Considine determined for the other executive officers, that LTI for 2011 would be based in part on TSR. Specifically, one-third of each executive officer’s LTI target would be awarded for the purpose of attracting and retaining key talent integral to the success of Aimco. Two-thirds of the LTI target would be based on TSR, with half (one-third of the total LTI target) based on Aimco’s one-year TSR as compared to the REIT Index, and half (another one-third of the total LTI target) based on Aimco’s three-year TSR as compared to the REIT Index. Aimco TSR at greater than 110% of the REIT Index would result in a 125% payout of the LTI target attributable to TSR and Aimco TSR at less than 90% of the REIT Index would result in a 75% payout of the LTI target attributable to TSR. Aimco TSR between 90% and 110% of the REIT Index would result in a 100% payout of the LTI target attributable to TSR.

Aimco’s one-year TSR was less than 90% of the REIT Index, resulting in a 75% payout of the portion of LTI that is attributable to one-year TSR. Aimco’s three-year TSR was greater than 110% of the REIT Index, resulting in a 125% payout of the portion of LTI that is attributable to three-year TSR. Accordingly, each executive officer was awarded 100% of his or her target LTI (i.e., one-third of the LTI target was for purposes of retention and paid at 100%; one-third of the LTI target was paid at 75% based on underperformance on one-year TSR; and one-third of the LTI target was paid at 125% based on outperformance on three-year TSR; and the net effect of these three components resulted in an overall award of 100% of target LTI).

Mr. Considine’s employment agreement provides for target incentive compensation (both STI and LTI combined) of not less than $3.9 million. For 2009 and 2010, Mr. Considine proposed an incentive compensation target (both STI and LTI combined) that was less than the $3.9 million minimum target provided for in his employment agreement. Mr. Considine proposed lower target amounts for these years due to the economic uncertainty and consistent with the Company’s continued focus on cost control. The Committee accepted Mr. Considine’s proposals for those years. Given that the economy appeared to be entering a recovery, the Company achieved its goals on cost control (while remaining vigilant with respect thereto), and the Company’s strong performance in 2010, the Committee set Mr. Considine’s target total compensation (base compensation, STI and LTI) for 2011 at the minimum target provided for in his employment agreement of $4.5 million. Mr. Considine’s STI for 2011 was entirely based on Aimco’s performance against the five designated corporate goals. Mr. Considine’s STI was calculated by multiplying his STI target of $1.05 million by 127.08%, which was Aimco’s overall performance on the five corporate goals. Mr. Considine’s LTI was calculated by multiplying his LTI target of $2.85 million by 100%. This resulted in the following:

		Target Total Incentive Compensation		2011 Incentive Compensation
Target Total Compensation ($)				STI	LTI
	Paid Base ($)			Cash ($)	Stock Options ($)	Restricted Stock ($)	Total 2011 Compensation ($)
		STI (Cash $)	LTI ($)
4,500,000	600,000	1,050,000	2,850,000	1,334,340	—	2,850,000	4,784,340

Mr. Considine’s STI is paid in cash and his LTI is in the form of 116,900 shares of restricted stock, which vest ratably over four years. The shares were granted on January 30, 2012. Because the equity award for 2011 LTI was made in 2012, pursuant to the applicable disclosure rules, such award will be reflected in the “Summary Compensation Table” and “Grants of Plan-Based Awards in 2012” table in Aimco’s proxy statement for the 2013 annual meeting of stockholders. Providing LTI in the form of Aimco equity that vests over time serves as a retention incentive, aligns Mr. Considine’s compensation with stockholder objectives and serves as an incentive to take a longer term view of Aimco’s performance. Mr. Considine’s compensation is highly variable, and has changed significantly with performance over the past five years.

As noted above, for Mr. Freedman and Ms. Cohn, an allocation of the target STI is made as follows: 75% of the target STI was calculated based on Aimco’s performance against the KPI and 25% of the target STI was calculated based on each executive’s achievement of his or her individual MAP objectives. For Messrs. Cortez and Matula, 50% of the target STI was calculated based on Aimco’s performance against the KPI and 50% of the target STI was calculated based on each executive’s achievement of his individual MAP goals. As noted above, Aimco’s KPI performance was 127.08%. Accordingly, each executive officer was awarded 127.08% of the portion of his or her STI (i.e., 75% of the target STI amount shown below for Mr. Freedman and Ms. Cohn, and 50% of the target STI amount shown below for Messrs. Cortez and Matula) attributable to KPI. In determining the MAP achievement component of 2011 STI, Mr. Considine determined that: Mr. Freedman’s MAP achievement would be paid at 112.5% for his contributions to finance and planning and information technology; Ms. Cohn’s MAP achievement would be paid at 112.5% for her leadership over legal matters, insurance, risk management, human resources and asset management; Mr. Cortez’s MAP achievement would be paid at 112.5% for his role in addressing issues related to assets in the portfolio requiring specialized oversight and negotiation; and Mr. Matula’s MAP achievement would be paid at 112.5% for his contributions to redevelopment and construction services. The Committee reviewed Mr. Considine’s determinations.

			Target Total Incentive Compensation		2011 Incentive Compensation ($)
					STI	LTI
	Target Total Compensation ($)	Paid Base ($)			Cash ($)	Stock Options ($)	Restricted Stock ($)	Total 2011 Compensation ($)
			STI (Cash $)	LTI ($)
Mr. Freedman	1,100,000	350,000	300,000	450,000	370,305	—	450,000	1,170,305
Ms. Cohn	1,100,000	350,000	300,000	450,000	370,305	—	450,000	1,170,305
Mr. Matula	750,000	300,000	200,000	250,000	239,580	—	250,000	789,580
Mr. Cortez	850,000	350,000	215,000	285,000	257,549	—	285,000	892,549

Pursuant to the applicable disclosure rules, the STI shown above appears in the Summary Compensation Table under the column headed “Non-Equity Incentive Plan Compensation.”

With respect to LTI, the shares of restricted stock were granted January 30, 2012, and vest ratably over four years. Because the equity awards for 2011 incentive compensation were made in 2012, pursuant to the applicable disclosure rules, such awards will be reflected in the “Summary Compensation Table” and “Grants of Plan-Based Awards in 2012” table in Aimco’s proxy statement for the 2013 annual meeting of stockholders. For the purpose of calculating the number of shares of restricted stock to be granted, the dollars allocated to restricted stock were divided by $24.38 per share, which was the average of the closing trading prices of Aimco’s Common Stock on the five trading days up to and including the grant date. The five-day average was used to provide a more fair approximation of the value of the stock at the time of grant by muting the effect of any single day spikes or declines.

Other Compensation

From time to time, Aimco determines to provide executive officers with additional compensation in the form of discretionary cash or equity awards.

On January 31, 2011, Aimco awarded each of Mr. Freedman and Ms. Cohn a restricted stock award of 39,355 shares, with an approximate fair market value at the grant date of $1 million. These grants, which vest primarily at the end of four and one-half years from the date of grant (in August 2015), were provided for the purposes of retention and brought the “switching costs” for Mr. Freedman and Ms. Cohn closer to the median switching costs of comparable positions within the Aimco peer group.

In connection with Mr. Matula’s promotion to Executive Vice President, Redevelopment and Construction Services on January 3, 2011, and his subsequent relocation to Denver, Colorado, the location of Aimco’s corporate headquarters, Aimco provided Mr. Matula with a cash payment in the amount of $774,513, which included a tax gross up amount of $318,170, to compensate Mr. Matula for the loss on sale of his primary residence. If Mr. Matula voluntarily resigns his employment or is terminated for cause within four years from the date of his promotion, he is responsible for reimbursing Aimco for the entire gross amount of the payment. In addition to the aforementioned payment, Aimco provided Mr. Matula reimbursement in the amount of $113,794 for moving and temporary housing expenses in connection with his relocation to Denver.

Post-Employment Compensation and Severance Arrangements

401(k)

Aimco provides a 401(k) plan that is offered to all Aimco team members. Aimco does not currently provide employer matching contributions; however, Aimco may resume employer matching contributions on a discretionary basis at any time.

Other than the 401(k) plan, Aimco does not provide post-employment benefits. Aimco does not have a pension plan, a SERP or any other similar arrangements.

Executive Severance Arrangements

Aimco has an executive severance policy that provides that Aimco shall seek stockholder approval or ratification of any future severance agreement for any senior executive officer that provides for benefits, such as lump-sum or future periodic cash payments or new equity awards, in an amount in excess of 2.99 times such executive officer’s base salary and bonus. Compensation and benefits earned through the termination date, the value of vesting or payment of any equity awards outstanding prior to the termination date, pro rata vesting of any other long-term awards, or benefits provided under plans, programs or arrangements that are applicable to one or more groups of employees in addition to senior executives are not subject to the policy. Even prior to the Committee’s response to the stockholder proposal, it had been Aimco’s longstanding practice not to enter into agreements with senior executives to provide excessive severance arrangements.

Executive Employment Arrangements

On December 29, 2008, Aimco entered into an employment agreement with Mr. Considine to replace his July 29, 1994, employment agreement and the 2002 non-competition and non-solicitation agreement between Mr. Considine and Aimco. The employment agreement was entered into to reflect current practice and update Aimco’s agreement with Mr. Considine, which had not been formally revised since the Company’s initial public offering in 1994, and to make the compensation arrangements compliant with certain Internal Revenue Service requirements, primarily Section 409A of the Code, which required documentary compliance by December 31, 2008. In connection with the execution of the employment agreement, Mr. Considine did not receive any additional equity awards or signing bonus. The Committee evaluated the terms of Mr. Considine’s employment agreement in comparison to those of the CEOs of Aimco’s peers and other comparable companies.

The employment agreement is for an initial five-year term, with automatic renewal for successive one-year terms until the year in which Mr. Considine reaches age 70, unless earlier terminated. The employment agreement eliminates the evergreen term in the prior employment agreement.

Mr. Considine continues to receive his current base pay of $600,000, subject to future increase. Mr. Considine also continues to be eligible to participate in Aimco’s performance-based incentive compensation plan with a target total incentive compensation amount of not less than $3.9 million, which may be paid in cash or in equity.

The employment agreement provides severance payments to Mr. Considine upon his termination of employment by Aimco without cause, by Mr. Considine for good reason and upon a termination for reason of disability.

Mr. Considine is not entitled to any additional or special payments upon the occurrence of a change in control. Mr. Considine’s “walk right” under the 1994 employment agreement (that is, his right to severance payments upon his terminating employment with the Company within two years following a change in control) was eliminated. The definition of change in control was also narrowed to increase the required percentage of change in ownership and to require the occurrence of the applicable change in control event, as opposed to shareholder approval of such event.

Upon his termination of employment by Aimco without cause, by Mr. Considine for good reason, or upon a termination for reason of disability, Mr. Considine is generally entitled to (a) a lump sum cash payment equal to two times the sum of base salary at the time of termination and $1.65 million, subject to certain limited reductions, (b) any STI earned but unpaid for a prior fiscal year, (c) a pro-rata portion of a $1.65 million STI amount for the fiscal year in which the termination occurs, and (d) immediate full acceleration of any outstanding unvested stock options and equity awards with certain limitations on the term thereof.

In the event of Mr. Considine’s death, the Company will pay or provide to Mr. Considine’s estate any earned but unpaid base salary and vested accrued benefits and any STI earned but unpaid for a prior fiscal year, and all equity-based and other long-term incentive awards granted to Mr. Considine will become immediately fully vested and payable, as applicable, and all outstanding stock option awards will remain exercisable subject to certain limitations on the term thereof.

Under the employment agreement, in the event payments to Mr. Considine are subject to the excise tax imposed by Section 4999 of the Code, Mr. Considine is entitled to receive a limited gross-up payment, subject to a maximum of $5 million. If covered payments are less than 10% over the permitted limit, Mr. Considine is required to reduce his payments to avoid triggering a gross-up payment. The limited gross-up payment is intended to balance the interests of Aimco’s stockholders, eliminate the incentive for the early exercise of stock options and reflect competitive practice.

The employment agreement also contains customary confidentiality provisions, a limited mutual non-disparagement provision, and non-competition, non-solicitation and no-hire provisions.

None of Messrs. Freedman, Cortez, or Matula or Ms. Cohn has an employment agreement or severance arrangement. The restricted stock and stock option agreements pursuant to which restricted stock and stock option awards have been made to Messrs. Considine, Freedman, Cortez, Matula and Ms. Cohn provide that, upon a change of control, all outstanding shares of restricted stock become immediately and fully vested and all unvested stock options become immediately and fully vested and remain exercisable (along with all options already vested) for the remainder of the term of the option.

Other Benefits; Perquisite Philosophy

Aimco’s executive officer benefit programs are substantially the same as for all other eligible officers and employees. Aimco does not provide executives with more than minimal perquisites, such as reserved parking places.

Stock Ownership Guidelines and Required Holding Periods After Vesting

Aimco believes that it is in the best interest of Aimco’s stockholders for Aimco’s executive officers to own Aimco stock. The Committee and management have established stock ownership guidelines for Aimco’s executive officers. Equity ownership guidelines for all executive officers are determined as a minimum of the lesser of a multiple of the executive’s base salary or a fixed number of shares. The Committee and Mr. Considine reviewed each executive officer’s holdings in light of the stock ownership guidelines and each executive officer’s accumulated realized and unrealized stock option and restricted stock gains.

Aimco’s stock ownership guidelines require the following:

Officer Position	Ownership Target
Chief Executive Officer	Lesser of 5x base salary or 150,000 shares
Chief Financial Officer	Lesser of 5x base salary or 75,000 shares
Chief Administrative Officer	Lesser of 4x base salary or 35,000 shares
Other Executive Vice Presidents	Lesser of 3x base salary or 22,500 shares

Any executive who has not satisfied the stock ownership guidelines must, until the stock ownership guidelines are satisfied, hold 50% of after tax shares of restricted stock for at least three years from the date of vesting, and hold 50% of shares acquired upon option exercises (50% calculated after exercise price plus taxes) for at least three years from the date of exercise.

Each of Messrs. Considine, Freedman and Cortez and Ms. Cohn exceed the ownership targets established in Aimco’s stock ownership guidelines. Mr. Matula, promoted to Executive Vice President, Redevelopment and Construction Services on January 3, 2011, does not yet meet the ownership target, with holdings of 12,580 shares (as of February 28, 2012).

Role of Outside Consultants and Executive Officers

The Committee has the authority under its charter to engage the services of outside advisors, experts and others to assist the Committee. The Committee has engaged Barney & Barney LLC (“Barney & Barney”) as its independent compensation consultant. At the direction of the Committee, Barney & Barney coordinates and consults with Ms. Cohn and Jennifer Johnson, Senior Vice President — Human Resources, regarding executive compensation matters. Barney & Barney provides the Committee with an independent view of both market data and plan design. Aimco management has engaged FPL Associates L.P. (“FPL”) to review Aimco’s executive compensation plan. Neither Barney & Barney nor FPL provided other services to the Company.

Base Salary, Incentive Compensation, and Equity Grant Practices

Base salary adjustments typically take effect on July 1. The Committee (for Mr. Considine), and Mr. Considine, in consultation with the Committee (for the other executive officers), determine incentive compensation in late January or early February. STI is typically paid in February or March. LTI is awarded on a date determined by the Committee, typically in late January or in February.

Aimco grants equity in three scenarios: in connection with incentive compensation, as discussed above; in connection with certain new-hire or promotion packages; and for purposes of retention and attaining a competitive level of “switching costs.”

With respect to LTI, the Committee sets the grant date for the stock option and restricted stock grants. The Committee sets grant dates at the time of its final compensation determination, generally in late January or in February. The date of determination and date of award are not selected based on share price. In the case of new-hire packages that include equity awards, option grants are made on the employee’s start date or on a date designated in advance based on the passage of a specific number of days after the employee’s start date. For non-executive officers, as provided for in the 2007 Plan, the Committee has delegated the authority to make equity awards, up to certain limits, to the Chief Financial Officer (Mr. Freedman) and/or Corporate Secretary (Ms. Cohn). The Committee and Mr. Freedman and Ms. Cohn time grants without regard to the share price or the timing of the release of material non-public information and do not time grants for the purpose of affecting the value of executive compensation.

In 2011, in addition to equity awards made with respect to year-end incentive compensation for 2010, and as described in the “Other Compensation” section of the CD&A, Aimco made equity awards to Mr. Freedman and Ms. Cohn to bring their “switching costs” closer to the median switching costs of comparable positions within the Aimco peer group.

2012 Compensation Targets

The Committee set Mr. Considine’s target total compensation (base compensation, STI and LTI) for 2012 at the minimum target provided for in his employment agreement of $4.5 million, which target is unchanged from 2011. Mr. Considine set target total compensation (base compensation, STI and LTI) for 2012 for the other named executive officers as follows: Mr. Freedman — $1.25 million; Ms. Cohn — $1.25 million; Mr. Matula — $750,000; and Mr. Cortez — $945,000. Mr. Considine increased the target total compensation amounts for each of Mr. Freedman and Ms. Cohn by $150,000 over 2011 targets, and for Mr. Cortez by $95,000 over 2011 target, for the purpose of setting their target total compensation amounts closer to the median for comparable positions within Aimco’s peer group. Both Aimco and individual performance will determine the amount paid for 2012 incentive compensation, and such amounts may be less than, or in excess of, these target amounts. STI will be paid in cash, and LTI will be paid in the form of restricted stock, stock options and/or deferred cash.

COMPENSATION AND HUMAN RESOURCES COMMITTEE REPORT TO STOCKHOLDERS

The Compensation and Human Resources Committee held six meetings during fiscal year 2011. The Compensation and Human Resources Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon such review, the related discussions and such other matters deemed relevant and appropriate by the Compensation and Human Resources Committee, the Compensation and Human Resources Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement to be delivered to stockholders.

Date: February 21, 2012

J. LANDIS MARTIN (CHAIRMAN)

JAMES N. BAILEY

THOMAS L. KELTNER

ROBERT A. MILLER

KATHLEEN M. NELSON

MICHAEL A. STEIN

The above report will not be deemed to be incorporated by reference into any filing by Aimco under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Aimco specifically incorporates the same by reference.

SUMMARY COMPENSATION TABLE

The table below summarizes the compensation attributable to the principal executive officer, principal financial officer, each individual who served as the principal financial officer, and the three other most highly compensated executives in 2011, 2010 and 2009.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)		Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)		All Other Compensation ($)(4)		Total ($)
Terry Considine — Chairman of the Board of Directors, President and Chief Executive Officer(5)	2011	600,000	—	2,347,175		—	1,334,340		—		4,281,515
	2010	600,000	—	2,160,003		—	1,349,460		—		4,109,463
	2009	600,000	—	—		2,000,000	710,535		—		3,310,535

Ernest M. Freedman — Executive Vice President and Chief Financial Officer	2011	350,000	—	1,475,349	(6)	—	370,305		—		2,195,654
	2010	335,000	—	375,008		—	354,535	(7)	—		1,064,543
	2009	305,000	—	—		—	189,571		458		495,029

Lisa R. Cohn — Executive Vice President, General Counsel and Secretary	2011	350,000	—	1,475,349	(8)	—	370,305		—		2,195,654
	2010	325,000	—	357,516		—	342,417		—		1,024,933
	2009	325,000	—	253,355		—	153,811		542		732,708

Daniel S. Matula — Executive Vice President, Redevelopment and Construction Services	2011	300,000	—	79,236		—	239,580		888,307	(9)	1,507,123

Miles Cortez — Executive Vice President and Chief Administrative Officer	2011	350,000	—	334,478		—	257,549		—		942,027
	2010	350,000	—	385,005		—	253,071		—		988,076
	2009	350,000	—	253,355		—	132,830		583		736,768

(1)

This column represents the aggregate grant date fair value of stock awards in the year granted computed in accordance with FASB ASC Topic 718, although they are attributable to LTI in respect of the prior compensation year. Because stock awards for 2011 incentive compensation were made in 2012, pursuant to the applicable disclosure rules, such awards will be reflected in the “Summary Compensation Table” and “Grants of Plan-Based Awards in 2012” table in Aimco’s proxy statement for the 2013 annual meeting of stockholders. For additional information on the valuation assumptions with respect to the grants reflected in this column, refer to Note 15 to Aimco’s consolidated financial statements in its Annual Report on Form 10-K for the year ended December 31, 2011.

(2)	This column represents the aggregate grant date fair value of option awards in the year granted computed in accordance with FASB ASC Topic 718, although they are attributable to the LTI in respect of the prior compensation year. For additional information on the valuation assumptions with respect to the grants reflected in this column, refer to Note 15 to Aimco’s consolidated financial statements in its Annual Report on Form 10-K for the year ended December 31, 2011.

(3)	For 2011, the amounts in this column represent the amounts for non-equity incentive compensation determined by the Committee on January 30, 2012, for which target amounts were established by the Committee on January 31, 2011 as discussed below in the “Grants of Plan-Based Awards in 2011” table. For 2011, cash payments were made on February 29, 2012.

(4)	Unless otherwise noted, represents non-discretionary matching contributions under Aimco’s 401(k) plan. Effective January 29, 2009, Aimco suspended the employer matching contribution. As a result, participant contributions made on or after January 29, 2009, were not matched with an employer contribution.

(5)	Mr. Considine receives annual cash compensation pursuant to an employment agreement with Aimco. The base salary under the employment agreement is subject to review and adjustment as may be determined by the Committee from time to time. For 2009, 2010, and 2011, Mr. Considine received his base salary in cash. Mr. Considine is also eligible for a bonus determined by the Committee. The employment agreement provides that Mr. Considine’s target incentive opportunity shall not be less than $3.9 million, provided the applicable achievement targets are met; however, for 2009 and 2010 Mr. Considine voluntarily reduced his target incentive in consideration of the continued economic turmoil. For 2011, Mr. Considine’s target incentive was set at the $3.9 million amount provided for in his employment agreement.

(6)	Of this amount, $469,435 represents Mr. Freedman’s annual long-term incentive bonus for 2010, and $1,005,914 represents an award granted on January 31, 2011, for the purpose of retention and to bring Mr. Freedman’s “switching costs” closer to the median switching costs of comparable positions within the Aimco peer group. The latter award vests primarily at the end of four and one-half years from the date of grant (in August 2015).

(7)	Of this amount, $329,965 represents Mr. Freedman’s annual short term incentive for 2010, and $24,570 represents a payout in 2010 pursuant to a prior year long-term cash grant.

(8)	Of this amount, $469,435 represents Ms. Cohn’s annual long-term incentive bonus for 2010, and $1,005,914 represents an award granted on January 31, 2011, for the purpose of retention and to bring Ms. Cohn’s “switching costs” closer to the median switching costs of comparable positions within the Aimco peer group. The latter award vests primarily at the end of four and one-half years from the date of grant (in August 2015).

(9)	Of this amount, $774,513 represents a cash payment provided to compensate Mr. Matula for the loss on sale of his primary residence in connection with his promotion in January 2011 and subsequent relocation to Colorado. If Mr. Matula voluntarily resigns his employment or is terminated for cause within four years from the date of his promotion, he is responsible for reimbursing Aimco for the entire gross amount of the payment. The remaining $113,794 represents reimbursement to Mr. Matula for moving and temporary housing expenses in connection with his relocation to Colorado.

GRANTS OF PLAN-BASED AWARDS IN 2011

The following table provides details regarding plan-based awards granted to the named executive officers during the year ended December 31, 2011.

	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Under- Lying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
Name			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Terry Considine	1/31/2011	(1)	525,000	1,050,000	2,047,500	—	—	—	91,830	—	—	2,347,175
Ernest M. Freedman	1/31/2011	(1)	150,000	300,000	532,500	—	—	—	57,721	—	—	1,475,349
Lisa R. Cohn	1/31/2011	(1)	150,000	300,000	532,500	—	—	—	57,721	—	—	1,475,349
Daniel S. Matula	1/31/2011	(1)	100,000	200,000	320,000	—	—	—	3,100	—	—	79,236
Miles Cortez	1/31/2011	(1)	107,500	215,000	344,000	—	—	—	13,086	—	—	334,478

(1)	On January 31, 2011, in connection with its review and determination of year-end 2010 compensation, the Committee approved certain compensation arrangements related to Mr. Considine and, in conjunction with Mr. Considine, the Committee approved certain compensation arrangements related to Messrs. Freedman, Matula and Cortez, and Ms. Cohn. For 2010, year-end bonuses were in the form of cash and equity, and because the equity grants were made in 2011 (even though they were for 2010 compensation), as required by the disclosure rules, the equity portion is shown above.

Pursuant to the 2007 Plan, the Committee made equity awards as follows: Mr. Considine — 91,830 shares of restricted stock; Mr. Freedman — 18,366 shares of restricted stock; Ms. Cohn — 18,366 shares of restricted stock; Mr. Matula — 3,100 shares of restricted stock; and Mr. Cortez — 13,086 shares of restricted stock. All of the foregoing equity awards vest ratably over four years beginning with the first anniversary of the grant date.

For the purpose of retention and to bring the “switching costs” for Mr. Freedman and Ms. Cohn closer to the median switching costs of comparable positions within the Aimco peer group, the Committee made equity awards to each of Mr. Freedman and Ms. Cohn of 39,355 shares of restricted stock, vesting 12.5% on each of August 1, 2012, August 1, 2013, and August 1, 2014, and 62.5% on August 1, 2015. These awards were made pursuant to the 2007 Plan.

The number of shares of restricted stock granted was determined based on the average of the closing trading prices of Aimco’s Common Stock on the New York Stock Exchange on the five trading days up to and including the grant date, or $25.41. Holders of restricted stock are entitled to receive any dividends declared and paid on such shares commencing on the date of grant.

(2)	On January 31, 2011, the Committee made determinations of target total incentive compensation for 2011 based on achievement of Aimco’s five corporate goals for 2011, and achievement of specific individual objectives. Target total incentive compensation amounts were as follows: Mr. Considine — $3.9 million; Mr. Freedman — $750,000; Ms. Cohn —$750,000; Mr. Matula — $450,000; and Mr. Cortez — $500,000. The table above indicates the target cash portion of these target total incentive amounts. The equity portions of these target total incentive amounts were awarded in 2012; therefore, pursuant to the applicable disclosure rules, such awards will be reflected in this table in Aimco’s proxy statement for the 2013 annual meeting of stockholders.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2011

The following table shows outstanding stock option awards classified as exercisable and unexercisable as of December 31, 2011, for the named executive officers, other than those awards that have been transferred for value. The table also shows unvested and unearned stock awards assuming a market value of $22.91 a share (the closing market price of the Company’s Common Stock on the New York Stock Exchange on December 30, 2011).

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)		Number of Securities Underlying Unexercised Options (#) Unexercisable(1)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)(1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested($)
Terry Considine	0	(4)	404,858	(4)		8.92	2/3/2019	91,830	(5)	2,103,825
	194,451	(6)	0	(6)		28.33	1/29/2018	97,065	(7)	2,223,759
	631,965	(8)	210,655	(8)		28.33	1/29/2018
	215,546	(9)	0	(9)		42.43	2/5/2017
	104,507	(10)	26,127	(10)		42.43	2/5/2017
	170,328	(11)	0	(11)		29.11	2/13/2016
	705,622	(12)	0	(12)		29.11	2/13/2016
	442,849	(13)	0	(13)		25.78	2/16/2015
	567,015	(14)	0	(14)		21.72	2/19/2014
	567,014	(15)	0	(15)		21.72	2/19/2014

Ernest M. Freedman	1,701	(16)	568	(16)		28.33	1/29/2018	18,366	(17)	420,765
								39,355	(18)	901,623
								16,852	(19)	386,079
								557	(20)	12,761
								1,680	(21)	38,489

Lisa R. Cohn	6,076	(22)	2,026	(22)		28.33	1/29/2018	18,366	(17)	420,765
	988	(23)	0	(23)		21.72	2/19/2014	39,355	(18)	901,623
	1,305	(24)	0	(24)		24.63	2/3/2013	16,066	(25)	368,072
	3,991	(26)	0	(26)		32.57	7/8/2012	14,201	(27)	325,345
								660	(28)	15,121

Daniel S. Matula								3,100	(29)	71,021
								1,061	(30)	24,308

Miles Cortez	8,326	(31)	2,776	(31)		28.33	1/29/2018	13,086	(32)	299,800
	27,729	(33)	0	(33)		21.72	2/19/2014	17,301	(34)	396,366
	44,732	(35)	0	(35)		29.54	1/28/2012	14,201	(36)	325,345
								844	(37)	19,336
								469	(38)	10,745

(1)	Pursuant to the anti-dilution provisions of the plan pursuant to which the options were granted, the number of shares subject to the then outstanding options and the exercise price of such options were adjusted, where applicable, to reflect the special dividends paid in January 2008, August 2008, December 2008, and January 2009. During December 2011, Aimco determined that adjusting the number and strike price of the options based on the ex-dividend date inappropriately diluted the option holders as the fair value of the options before and after each special dividend was not equal, and therefore these adjustments were not in accordance with the provisions of the applicable plans. During 2011, Aimco corrected this error on a retroactive basis, which resulted in the issuance of additional options and the reduction of the exercise prices for existing options by approximately $2.00 to $4.00 per option. For additional information on the adjustment of options to correct errors in previous adjustments for special dividends, refer to Note 15 to Aimco’s consolidated financial statements in its Annual Report on Form 10-K for the year ended December 31, 2011. The footnotes to each option award provide the original number of shares subject to the option and the original exercise price on the grant date.

(2)	The information on unvested stock shown above has been adjusted, where applicable, to reflect additional shares received as a result of special dividends paid in January 2008, August 2008, December 2008, and January 2009. The footnotes to each stock award provide the number of shares originally issued on the grant date.

(3)	Amounts reflect the number of shares of restricted stock that have not vested multiplied by the market value of $22.91 per share, which was the closing market price of Aimco’s Common Stock on December 31, 2011.

(4)	This option was granted for the purchase of 809,717 shares at an exercise price of $8.92 per share and vests 25% on each anniversary of the grant date of February 3, 2009; the option was exercised in part for 202,430 shares on May 6, 2010, and for 202,429 shares on February 8, 2011.

(5)	This restricted stock award was granted January 31, 2011, for a total of 91,830 shares and vests 25% on each anniversary of the grant date.

(6)	This option was granted for the purchase of 138,249 shares at an exercise price of $39.85 per share and vested 100% on the first anniversary of the grant date of January 29, 2008.

(7)	This restricted stock award was granted February 26, 2010, for a total of 129,419 shares and vests 25% on each anniversary of the grant date.

(8)	This option was granted for the purchase of 599,078 shares at an exercise price of $39.85 per share and vests 25% on each anniversary of the grant date of January 29, 2008.

(9)	This option was granted for the purchase of 146,018 shares at an exercise price of $62.63 per share and vested 25% on each anniversary of the grant date of February 5, 2007.

(10)	This option was granted for the purchase of 88,496 shares at an exercise price of $62.63 per share and vests 20% on each anniversary of the grant date of February 5, 2007.

(11)	Because Aimco earned at least $2.40 per share of adjusted funds from operations for 2006, this option grant for the purchase of 115,385 shares at an exercise price of $42.98 per share vested on the first anniversary of the grant date of February 13, 2006.

(12)	This option was granted for the purchase of 478,011 shares at an exercise price of $42.98 per share and vested 20% on each anniversary of the grant date of February 13, 2006.

(13)	This option was granted for the purchase of 300,000 shares at an exercise price of $38.05 per share and vested 20% on each anniversary of the grant date of February 16, 2005.

(14)	This option was granted for the purchase of 384,114 shares at an exercise price of $32.05 per share and vested 20% on each anniversary of the grant date of February 19, 2004.

(15)	This option was granted for the purchase of 384,113 shares at an exercise price of $32.05 per share and vested 34% on the first anniversary, and 33% on each of the second and third anniversaries, of the grant date of February 19, 2004.

(16)	This option was granted for the purchase of 1,613 shares at an exercise price of $39.85 per share and vests 25% on each anniversary of the grant date of January 29, 2008.

(17)	This restricted stock award was granted January 31, 2011, for a total of 18,366 shares and vests 25% on each anniversary of the grant date.

(18)	This restricted stock award was granted January 31, 2011, for a total of 39,355 shares and vests 12.5% on each of August 1, 2012, August 1, 2013, and August 1, 2014, and 62.5% on August 1, 2015.

(19)	This restricted stock award was granted February 26, 2010, for a total of 22,469 shares and vests 25% on each anniversary of the grant date.

(20)	This restricted stock award was granted January 29, 2008, for a total of 1,604 shares and vests 25% on each anniversary of the grant date.

(21)	This restricted stock award was granted June 18, 2007, for a total of 9,317 shares and vests 20% on each anniversary of the grant date.

(22)	This option was granted for the purchase of 5,760 shares at an exercise price of $39.85 per share and vests 25% on each anniversary of the grant date of January 29, 2008.

(23)	This option was granted for the purchase of 1,116 shares at an exercise price of $32.05 per share and vested 20% on each anniversary of the grant date of February 19, 2004; the option was exercised in part for 447 shares on August 29, 2006.

(24)	This option was granted for the purchase of 2,212 shares at an exercise price of $36.35 per share and vested 40% on the second anniversary, and 20% on each of the third, fourth, and fifth anniversaries, of the grant date of February 3, 2003; the option was exercised in part for 1,328 shares on August 29, 2006.

(25)	This restricted stock award was granted February 26, 2010, for a total of 21,421 shares and vests 25% on each anniversary of the grant date.

(26)	This option was granted for the purchase of 2,704 shares at an exercise price of $48.08 per share and vested 60% on the third anniversary, and 20% on each of the fourth and fifth anniversaries, of the grant date of July 8, 2002.

(27)	This restricted stock award was granted February 3, 2009, for a total of 28,403 shares and vests 25% on each anniversary of the grant date.

(28)	This restricted stock award was granted January 29, 2008, for a total of 1,909 shares and vests 25% on each anniversary of the grant date.

(29)	This restricted stock award was granted January 31, 2011, for a total of 3,100 shares and vests 25% on each anniversary of the grant date.

(30)	This restricted stock award was granted January 29, 2008, for a total of 3,060 shares and vests 25% on each anniversary of the grant date.

(31)	This option was granted for the purchase of 7,893 shares at an exercise price of $39.85 per share and vests 25% on each anniversary of the grant date of January 29, 2008.

(32)	This restricted stock award was granted January 31, 2011, for a total of 13,086 shares and vests 25% on each anniversary of the grant date.

(33)	This option was granted for the purchase of 31,306 shares at an exercise price of $32.05 per share and vested 20% on each anniversary of the grant date of February 19, 2004; the option was exercised in part for 12,523 shares on December 11, 2006.

(34)	This restricted stock award was granted February 26, 2010, for a total of 23,068 shares and vests 25% on each anniversary of the grant date.

(35)	This option was granted for the purchase of 30,303 shares at an exercise price of $43.60 per share and vested 40% on the second anniversary, and 20% on each of the third, fourth and fifth anniversaries, of the grant date of January 28, 2002.

(36)	This restricted stock award was granted February 3, 2009, for a total of 28,403 shares and vests 25% on each anniversary of the grant date.

(37)	This restricted stock award was granted January 29, 2008, for a total of 2,438 shares and vests 25% on each anniversary of the grant date.

(38)	This restricted stock award was granted February 5, 2007, for a total of 1,625 shares and vests 20% on each anniversary of the grant date.

OPTION EXERCISES AND STOCK VESTED IN 2011

The following table sets forth certain information regarding options and stock awards exercised and vested, respectively, during the year ended December 31, 2011, for the persons named in the Summary Compensation Table above. The stock vestings reflected below include additional shares received as a result of the special dividends paid in January 2008, August 2008, December 2008, and January 2009.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Terry Considine	202,429	3,032,386	32,354	800,438
Ernest M. Freedman	—	N/A	7,858	195,579
Lisa R. Cohn	—	N/A	15,135	380,328
Daniel S. Matula	—	N/A	2,828	69,588
Miles Cortez	—	N/A	22,450	558,549

(1)	Amounts reflect the difference between the exercise price of the option and the market price at the time of exercise.

(2)	Amounts reflect the market price of the stock on the day the shares of restricted stock vested.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

In the table and discussion that follows, payments and other benefits payable upon early termination and change in control situations are set out as if the conditions for payments had occurred and/or the terminations took place on December 31, 2011. In setting out such payments and benefits, amounts that had already been earned as of the termination date are not shown. Also, benefits that are available to all full-time regular employees when their employment terminates are not shown. The amounts set forth below are estimates of the amounts which could be paid out to the named executive officers upon their termination. The actual amounts to be paid out can only be determined at the time of such named executive officers’ separation from Aimco.

Mr. Considine’s 2008 Employment Agreement

Under his 2008 employment agreement, Mr. Considine is not entitled to any additional or special payments upon the occurrence of a change in control. Mr. Considine’s “walk right” under the 1994 employment agreement (that is, his right to severance payments upon his terminating employment with the Company within two years following a change in control) was eliminated. The definition of change in control was also narrowed to increase the required percentage of change in ownership and to require the occurrence of the applicable change in control event, as opposed to stockholder approval of such event.

In the event Mr. Considine’s employment is terminated without cause by Aimco, by Mr. Considine for good reason, or for reason of disability, Mr. Considine will be entitled to: a lump sum cash payment equal to two times the sum of his base salary at the time of termination and $1.65 million, subject to certain limited deductions; the amount of any STI earned but unpaid for the fiscal year preceding the termination date; a pro-rata portion of a $1.65 million STI amount for the fiscal year in which the termination occurs; continued medical coverage at Aimco’s expense until the earlier of (a) eighteen months following the date of termination, or (b) Mr. Considine becoming eligible for coverage under the medical plans of a subsequent employer, provided that in the event Mr. Considine’s medical coverage terminates pursuant to (a), he will be entitled to a lump sum payment equal to six times the monthly COBRA premium then in effect; and immediate and full acceleration of any unvested stock awards and outstanding unvested stock options, with all outstanding stock options (along with all options already vested) remaining exercisable until the earliest to occur of the fifth anniversary of the date of termination or the expiration of the applicable option term.

In the event of Mr. Considine’s disability, the lump sum cash payment described above shall be offset by any long-term disability benefits received under Aimco’s long-term disability insurance plan. In the event of a qualifying disability, Mr. Considine is entitled to $10,000 per month in long-term disability pay for the length of the qualifying disability up to age 65.

In the event of Mr. Considine’s death, Aimco will pay or provide to Mr. Considine’s estate the amount of any STI earned but unpaid for the prior fiscal year, and all equity-based and other long-term incentive awards granted to Mr. Considine will become immediately fully vested and payable, as applicable, and all outstanding stock option awards will remain exercisable until the earliest to occur of the fifth anniversary of the date of termination or the expiration of the applicable option term.

Under the employment agreement, in the event payments to Mr. Considine are subject to the excise tax imposed by Section 4999 of the Code, Mr. Considine is entitled to receive a limited gross-up payment, subject to a maximum of $5 million. If covered payments are less than 10% over the permitted limit, Mr. Considine is required to reduce his payments to avoid triggering a gross-up payment.

Accelerated Vesting Upon Change of Control

The restricted stock and stock option agreements pursuant to which restricted stock and stock option awards have been made to Messrs. Considine, Freedman, Matula and Cortez and Ms. Cohn provide that upon a change of control, all outstanding shares of restricted stock become immediately and fully vested and all unvested stock options become immediately and fully vested and remain exercisable (along with all options already vested) for the remainder of the term of the option.

Accelerated Vesting upon Termination of Employment Due to Death or Disability

As set forth above, in the event Mr. Considine’s employment is terminated for reason of disability, Mr. Considine will be entitled to immediate and full acceleration of any unvested stock awards and outstanding unvested stock options, with all outstanding stock options (along with all options already vested) remaining exercisable until the earliest to occur of the fifth anniversary of the date of termination or the expiration of the applicable option term. In the event of Mr. Considine’s death, all equity-based and other long-term incentive awards granted to Mr. Considine will become immediately fully vested and payable, as applicable, and all outstanding stock option awards will remain exercisable until the earliest to occur of the fifth anniversary of the date of termination or the expiration of the applicable option term.

The restricted stock and stock option agreements pursuant to which restricted stock and stock option awards have been made to Messrs. Freedman, Matula and Cortez and Ms. Cohn provide that upon termination of employment due to death or disability, all outstanding shares of restricted stock become immediately and fully vested and all unvested stock options become immediately and fully vested and remain exercisable (along with all options already vested) for the remainder of the term of the option.

Accelerated Vesting Upon Termination of Employment other than for Cause

A grant to Mr. Freedman of 9,317 shares of restricted stock in connection with his hire by Aimco provides for accelerated vesting if his employment is terminated other than for cause. Aimco typically does not provide accelerated vesting under such circumstances; however, in some cases, in order to recruit or retain executives, such accelerated vesting is necessary or desirable.

Non-competition and Non-Solicitation Agreements

Effective in January 2002 for Messrs. Considine and Cortez, and in connection with their employment by Aimco for Messrs. Freedman and Matula and Ms. Cohn, Aimco entered into certain non-competition and/or non-solicitation agreements with each executive. Mr. Considine’s 2002 non-competition and non-solicitation agreement was replaced by his December 2008 employment agreement. Pursuant to the agreements, each of these named executive officers agreed that during the term of his or her employment with the Company and for a period of two years following the termination of his or her employment, except in circumstances where there was a change in control of the Company, he or she could not (i) be employed by a competitor of the Company named on a schedule to the agreement, (ii) solicit other employees to leave the Company’s employ or (iii) solicit customers of Aimco to terminate their relationship with the Company. The agreements further required that the named executive officers protect Aimco’s trade secrets and confidential information. The agreement for Mr. Freedman does not include the non-competition covenant as described in (i) above. For Messrs. Matula and Cortez and Ms. Cohn, the agreements provide that in order to enforce the above-noted non-competition condition following the executive’s termination of employment by the Company without cause, each such executive will receive, for a period not to exceed the earlier of 24 months following such termination or the date of acceptance of employment with a non-competitor, (i) severance pay in an amount, if any, to be determined by the Company in its sole discretion and (ii) a monthly payment equal to two-thirds (2/3) of such executive’s monthly base salary at the time of termination. For purposes of these agreements, “cause” is defined to mean, among other things, the executive’s (i) breach of the agreement, (ii) failure to perform required employment services, (iii) misappropriation of Company funds or property, (iv) indictment, conviction, plea of guilty or plea of no contest to a crime involving fraud or moral turpitude, or (v) negligence, fraud, breach of fiduciary duty, misconduct or violation of law.

The following table summarizes the potential payments under various scenarios if they had occurred on December 31, 2011.

	Value of Accelerated Stock and Stock Options ($)(1)				Severance ($)
Name	Change in Control	Death or Disability	Termination Without Cause	Termination With Good Reason	Change in Control	Death	Disability		Termination Without Cause		Termination For Good Reason		Non-Compete Payments ($)(2)
Terry Considine	9,991,548	9,991,548	9,991,548	9,991,548	—	—	6,177,399	(3)(4)	6,177,399	(4)	6,177,399	(4)	—
Ernest M. Freedman	1,759,717	1,759,717	38,489	—	—	—	—		—		—		—
Lisa R. Cohn	2,030,926	2,030,926	—	—	—	—	—		—		—		466,667
Daniel S. Matula	95,329	95,329	—	—	—	—	—		—		—		400,000
Miles Cortez	1,051,592	1,051,592	—	—	—	—	—		—		—		466,667

(1)	Amounts reflect value of accelerated stock and options using the closing market price on December 31, 2011, of $22.91 per share.

(2)	Amounts assume the agreements were enforced by the Company and the payments extended for 24 months.

(3)	Amount does not reflect the offset for long-term disability benefit payments in the case of a qualifying disability under Aimco’s long-term disability insurance plan.

(4)	Amount consists of a lump sum cash payment equal to (a) two times the sum of his base salary and $1.65 million, (b) $1.65 million STI for 2011, and (c) 24 months of medical coverage reimbursement.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

Information on equity compensation plans as of the end of the 2011 fiscal year under which equity securities of the Company are authorized for issuance is set forth in the following table.

Plan Category	Number of Securities To Be Issued upon Exercise of Outstanding Options Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Subject to Outstanding Unexercised Grants)
Equity compensation plans approved by security holders	6,808,200	$26.47	1,481,540
Equity compensation plans not approved by security holders	—	—	—

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures for Review, Approval or Ratification of Related Person Transactions

Aimco recognizes that related person transactions can present potential or actual conflicts of interest and create the appearance that Aimco’s decisions are based on considerations other than the best interests of Aimco and its stockholders. Accordingly, as a general matter, it is Aimco’s preference to avoid related person transactions. Nevertheless, Aimco recognizes that there are situations where related person transactions may be in, or may not be inconsistent with, the best interests of Aimco and its stockholders. The Nominating and Corporate Governance Committee, pursuant to a written policy approved by the Board, has oversight for related person transactions. The Nominating and Corporate Governance Committee will review transactions, arrangements or relationships in which (1) the aggregate amount involved will or may be expected to exceed $100,000 in any calendar year, (2) Aimco (or any Aimco entity) is a participant, and (3) any related party has or will have a direct or indirect interest (other than an interest arising solely as a result of being a director of another corporation or organization that is a party to the transaction or a less than 10 percent beneficial owner of another entity that is a party to the transaction). The Nominating and Corporate Governance Committee has also given its standing approval for certain types of related person transactions such as certain employment arrangements, director compensation, transactions with another entity in which a related person’s interest is only by virtue of a non-executive employment relationship or limited equity position, and transactions in which all stockholders receive pro rata benefits. Since the beginning of 2011, there were no related person transactions that required review under the policy.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance.    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Aimco’s executive officers and directors, and persons who own more than ten percent of a registered class of Aimco’s equity securities, to file reports (Forms 3, 4 and 5) of stock ownership and changes in ownership with the SEC and the New York Stock Exchange. Executive officers, directors and beneficial owners of more than ten percent of Aimco’s registered equity securities are required by SEC regulations to furnish Aimco with copies of all such forms that they file.

Based solely on Aimco’s review of the copies of Forms 3, 4 and 5 and the amendments thereto received by it for the year ended December 31, 2011, or written representations from certain reporting persons that no Forms 5 were required to be filed by those persons, Aimco believes that during the period ended December 31, 2011, all filing requirements were complied with by its executive officers and directors.

Stockholders’ Proposals.    Proposals of stockholders intended to be presented at Aimco’s Annual Meeting of Stockholders to be held in 2013 must be received by Aimco, marked to the attention of the Corporate Secretary, no later than November 16, 2012, to be included in Aimco’s proxy statement and form of proxy for that meeting. Proposals must comply with the requirements as to form and substance established by the SEC for proposals in order to be included in the proxy statement. Proposals of stockholders submitted to Aimco for consideration at Aimco’s annual meeting of stockholders to be held in 2013 outside the processes of Rule 14a-8 (i.e., the procedures for placing a stockholder’s proposal in Aimco’s proxy materials) will be considered untimely if received by the Company before December 29, 2012, or after January 28, 2013.

Other Business.    Aimco knows of no other business that will come before the Meeting for action. As to any other business that comes before the Meeting, the persons designated as proxies will have discretionary authority to act in their best judgment.

Available Information.    Aimco files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that the Company files at the SEC’s public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The Company’s public filings are also available to the public from commercial document retrieval services and on the internet site maintained by the SEC at “http://www.sec.gov.” Reports, proxy statements and other information concerning the Company also may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

The SEC allows Aimco to “incorporate by reference” information into this Proxy Statement, which means that the Company can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Proxy Statement, except for any information superseded by information contained directly in the Proxy Statement. This Proxy Statement incorporates by reference the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 (Commission file No. 1-13232). This document contains important information about the Company and its financial condition.

Aimco incorporates by reference additional documents that it may file with the SEC between the date of this Proxy Statement and the date of the Meeting. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. Aimco has mailed all information contained or incorporated by reference in this Proxy Statement to stockholders.

If you are a stockholder, the Company may have sent you some of the documents incorporated by reference, but you can obtain any of them through the Company or the SEC or the SEC’s internet site described above. Documents incorporated by reference are available from the Company without charge, excluding all exhibits unless specifically incorporated by reference as exhibits in the Proxy Statement. Stockholders may obtain documents incorporated by reference in this Proxy Statement by requesting them in writing from the Company at the following address:

Corporate Secretary

Apartment Investment and Management Company

4582 South Ulster Street

Suite 1100

Denver, Colorado 80237

If you would like to request documents from the Company, please do so by April 16, 2012, to receive them before the Meeting. If you request any incorporated documents, they will be mailed to you by first-class mail, or other equally prompt means, within one business day of receipt of your request.

You should rely only on the information contained or incorporated by reference in this Proxy Statement to vote your shares at the Meeting. The Company has not authorized anyone to provide you with information that is different from what is contained in this Proxy Statement. This Proxy Statement is dated March 6, 2012. You should not assume that the information contained in the Proxy Statement is accurate as of any date other than that date.

THE BOARD OF DIRECTORS

March 6, 2012

Denver, Colorado

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on April 30, 2012.

Vote by Internet
• Log on to the Internet and go to
www.envisionreports.com/aiv
• Follow the steps outlined on the secured website.

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.
• Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2 and 3.

1. Election of Directors:	For	Against	Abstain

01 - James N. Bailey	☐	☐	☐
04 - J. Landis Martin	☐	☐	☐
07 - Michael A. Stein	☐	☐	☐

	For	Against	Abstain

02 - Terry Considine	☐	☐	☐
05 - Robert A. Miller	☐	☐	☐

	For	Against	Abstain	+
03 - Thomas L. Keltner	☐	☐	☐
06 - Kathleen M. Nelson	☐	☐	☐

	For	Against	Abstain
2. To ratify the selection of Ernst & Young LLP to serve as the independent registered public accounting firm for Aimco for the year ending December 31, 2012.	☐	☐	☐

	For	Against	Abstain
3. Advisory vote on executive compensation.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

01FN9A

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Proxy — Apartment Investment and Management Company

PROXY FOR COMMON STOCK

SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS — APRIL 30, 2012

The undersigned hereby appoints Terry Considine, Ernest M. Freedman and Lisa R. Cohn and each of them the undersigned’s true and lawful attorneys and proxies (with full power of substitution in each) to vote all Common Stock of Apartment Investment and Management Company (“Aimco”), standing in the undersigned’s name, at the Annual Meeting of Stockholders of Aimco to be held at Aimco’s Corporate Office, 4582 S. Ulster Street, Suite 1100, Denver, CO 80237, on Monday, April 30, 2012, at 12:30 p.m., and any adjournment or postponement thereof (the “Stockholders’ Meeting”), upon those matters as described in the Proxy Statement for the Stockholders’ Meeting. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Stockholders’ Meeting (including any adjournment or postponement thereof).

IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED “FOR” EACH OF THE SEVEN DIRECTOR NOMINEES IN PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3.

PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.

(Items to be voted appear on reverse side).